Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. DOUBLE ASTERISKS DENOTE OMISSIONS.

FIRST AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be amended, restated, modified or otherwise supplemented, this “Agreement”) is dated this 7th day of May, 2024 by and among DAKOTA DRY BEAN INC., a North Dakota corporation (together with its successors and assigns, the “Borrower”), and FIRST NATIONAL BANK OF OMAHA, a national banking association (together with its successors and assigns, the “Lender”).
RECITALS
WHEREAS, Borrower and Lender entered into that certain Credit Agreement dated April 11, 2019, First Amendment to Credit Agreement dated April 1, 2020, Second Amendment to Credit Agreement dated June 1, 2020, Third Amendment to Credit Agreement dated October   23, 2020, Fourth Amendment to Credit Agreement dated March 23, 2021, Fifth Amendment to Credit Agreement dated April 29, 2021, Sixth Amendment to Credit Agreement dated May 30, 2021, Seventh Amendment to Credit Agreement dated July 1, 2021, Eighth Amendment to Credit Agreement dated September 1, 2021, Ninth Amendment to Credit Agreement dated September 29, 2021, Tenth Amendment to Credit Agreement dated November 1, 2021, Eleventh Amendment to Credit Agreement dated November 1, 2022, Twelfth Amendment to Credit Agreement dated June 29, 2023, Thirteenth Amendment to Credit Agreement dated November 1, 2023 and Fourteenth Amendment to Credit Agreement dated March 7, 2024 (collectively, the “Existing Credit Agreement”), pursuant to which Lender agreed to make loans to Borrower;
WHEREAS, Borrower and Lender desire to amend and restate the Existing Credit Agreement as set forth herein to continue to make and maintain loans to Borrower;
WHEREAS, the proceeds of the loans will be used by Borrower to refinance certain existing indebtedness of Borrower, finance the Specified Investment (as hereinafter defined) and finance working capital and other general business purposes of Borrower;
WHEREAS, the loans will generally be (a) secured by the personal property of Borrower, now existing or hereafter acquired, and the real property of Borrower described on Exhibit A attached hereto and all improvements now or hereafter existing thereon and (b) guaranteed by an indirect owner of Borrower; and
WHEREAS, Lender is willing to make and maintain the loans on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for and in consideration of Lender making and maintaining the loans to Borrower, the recitals set forth above, which are incorporated into the Agreement by this reference, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

AGREEMENT
SECTION 1.    DEFINITIONS AND INTERPRETATION
1.1.Terms Defined.    As used in this Agreement, the following terms have the following respective meanings:
“Account” means a right to payment of a monetary obligation, whether or not earned by performance, arising out of the sale of goods or production of services, in which Borrower now has or hereafter acquires any right.
“Account Debtor” means the Person who is obligated on an Account.
“Advance” means any monies advanced or credit extended as a Loan to or for the benefit of Borrower by Lender.
“Affiliate” means, with respect to any specified Person, (a) any Person which, directly or indirectly, controls, is controlled by or is under common control with, the specified Person, and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the specified Person or of a Person who is an Affiliate of the specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, five percent (5%) or more of the equity interests of such Person.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Money Laundering Laws” shall mean any laws or regulations in a U.S. jurisdiction relating to money laundering or terrorist financing, including, without limitation: the Bank Secrecy Act, 31 U.S.C. Sections 5301 et seq.; the U.S.A. Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. Section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.
“Authorized Representative” means any director or officer of Borrower or Guarantor, as applicable, authorized by specific resolutions of the Governing Body of Borrower or Guarantor, as applicable, to execute and deliver the Loan Documents and request Loans, as set forth in the incumbency certificate required by Section 3.1(i) hereof.
“Availability Reserves” means, as of any given date, such amounts as Lender may, in its commercially reasonable discretion, from time to time establish and adjust in good faith against the Borrowing Base: (a) to reflect events, conditions, contingencies or risks which, as determined in good faith by Lender, do or may affect either (i) the Collateral or its value, (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); (b) to reflect Lender’s good faith belief that the Borrowing Base Report, any Collateral report or any other financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect; (c) to reflect Collateral located at any locations not owned or controlled by Borrower and / or commingled with property owned by any other Person; and (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or Unmatured Event of Default; provided, however, that any increase in the aggregate amount of such reserves as a result of any event under clause (a) above shall be effective only upon thirty (30) days’ written notice to Borrower.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benson Hill Parent” means Benson Hill, Inc., a Delaware corporation, and its successors and assigns.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.
“Borrowing Base” means an amount equal to the lesser of (a) the Revolving Credit Commitment minus the aggregate amount of the Commitment Reserves; or (b) the Borrowing Base Factors minus the aggregate amount of the Availability Reserves and the Commitment Reserves.
“Borrowing Base Factors” means the sum of:
(a)ninety percent (90%) of the Value of Eligible Insured Accounts Receivable; plus
(b)eighty percent (80%) of the Value of Eligible Accounts Receivable; plus
(c)seventy-five percent (75%) of the Value of Eligible Grain Inventory; plus
(d)sixty-five percent (65%) of the Value of Eligible Non-Grain Inventory; minus
(e)one hundred percent (100%) of accounts payable owed by Borrower to suppliers of Eligible Grain Inventory; minus
(f)one hundred percent (100%) of outstanding checks and other outstanding forms of payment by Borrower; minus
(g)one hundred percent (100%) of accrued and unpaid interest on Debt owed to Lender.
As of any date, the Borrowing Base Factors shall be determined on the basis of the information contained in the most recent Borrowing Base Report delivered to Lender pursuant to Section 5.1(d) hereof.

“Borrowing Base Report” has the meaning set forth in Section 3.1(m) hereof.
“Borrowing Notice” means a written, electronic, telex, telecopy or telephonic notice by Borrower to Lender specifying (a) the Facility from which any Advance is requested to be made; (b) the Effective Date of making such Advance; and (c) the amount of such Advance.
“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Omaha, Nebraska are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.
“Capital Expenditures” means, with respect to any period, the expenditures of Borrower for such period in connection with the purchase of any fixed or capital assets required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Change in Law” means (a) the adoption of any law, rule or regulation by any governmental authority after April 11, 2019; (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after April 11, 2019; or (c) any binding request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after April 11, 2019 with which Lender is legally obligated to comply.
“Change of Control” has the meaning set forth in Section 6.6 hereof.
“Closing” has the meaning set forth in Section 3.4 hereof.
“Closing Date” has the meaning set forth in Section 3.4 hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.
“Collateral” means the Personal Property, Real Property and all other Property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise.
“Collateral Access Agreement” means a collateral access agreement between any Person owning or controlling any location at which Collateral is located and Lender which, among other things, provides Lender with access to the Collateral and subordinates or waives any Lien in favor of such Person to the Lien in favor of Lender, and which is otherwise in form and substance acceptable to Lender in its sole discretion. Lender may require separate forms of Collateral Access Agreements for such Persons who are Affiliates of Borrower and for such Persons who are not Affiliates of Borrower, and to the extent required by Lender, Borrower shall cause each such Person to execute and deliver the appropriate form of Collateral Access Agreement.
“Commitment Reserves” means, as of any given date, an amount equal to the credit exposure of Lender due to (a) outstanding letters of credit issued by Lender on behalf of Borrower; or (b)  any Swap Obligations of Borrower owed to Lender.

“Commodity Exchange Act” means the Commodity Exchange Act, as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning set forth in Section  3.1(n) hereof.
“Credit Commitment” means the Revolving Credit Commitment or the Term Loan Commitment, as applicable.
“DDB Holdings” means DDB Holdings, Inc., a Delaware corporation.
“Debt” means, whether or not included as indebtedness or liabilities in accordance with GAAP, the following: (a) the obligations of Borrower for borrowed money; (b) the obligations of Borrower evidenced by bonds, debentures, notes or other similar instruments; (c) the obligations of Borrower under conditional sale or other title retention agreements relating to property purchased to the extent of the value of such property; (d) the obligations of Borrower to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and due within three (3) months of the incurrence thereof); (e) the obligations of Borrower under Capitalized Leases; (f) the obligations of Borrower, contingent or otherwise, to purchase, redeem, retire or otherwise acquire securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property; (g) the obligations of Borrower to reimburse any other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument and, without duplication, the amount available to be drawn under a letter of credit, banker’s acceptance or similar instrument; (h) net Swap Obligations of Borrower; (i) the obligations of any other Person, to the extent such obligations are guaranteed by Borrower; (j) the obligations of any other Person, to the extent such obligations are secured by a Lien on Borrower’s Property (whether or not such obligations have been assumed by Borrower); and (k) the obligations of any other Person, to the extent Borrower is reasonably likely to be liable for such obligations.
“Default Rate” means the rate of interest otherwise applicable on any Loan plus five percent (5.00%).
“Disclosures” has the meaning set forth in Section 8.20(b) hereof.
“Distribution” means (a) dividends, distributions or other payments on, or on account of, the equity interests of Borrower; (b) the purchase, redemption, retirement or other acquisition of such equity interests or of warrants, rights or other options to purchase such equity interests; (c) loans made, directly or indirectly, to any shareholder of Borrower; and (d)  any other form of compensation paid, directly or indirectly, to any shareholder of Borrower which is not made in the ordinary course of business consistent with past practice.
“EBITDA” means, with respect to any date, for the most recently ended four (4) fiscal quarters of Borrower, the sum (without duplication) of Borrower’s: (a) Net Income for such period; plus (b) any amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense, (ii) federal, state, local and foreign income tax expense, (iii) depreciation and amortization expense, and (iv) any non-recurring non-cash charges, losses or expenses approved by Lender (including any non-cash impairment charges, which shall be deemed approved by Lender); plus (c) capital received by Borrower from Guarantor in the form of Subordinated Debt; plus (d) interest income received by Borrower from Guarantor under the Specified Investment; minus (e) any amount which, in the determination of Net Income for such period, has been added for (i) any non-cash income or gains, and (ii) any extraordinary, unusual or non-recurring income or gains; all as determined in accordance with GAAP.
“Effective Date” means any Business Day designated by Borrower in a Borrowing Notice as the date any Advance shall become effective.
“Eligible Accounts Receivable” means any Account in which Lender has a first priority perfected security interest and which complies with each of the following requirements:
(a)it arises out of a bona fide sale of goods or services sold and delivered by or on behalf of Borrower, or is in the process of being delivered by or on behalf of Borrower, to the Account Debtor on said Account;
(b)it has been identified to Lender by Borrower in a manner reasonably satisfactory to Lender;
(c)it is evidenced by an invoice delivered to the Account Debtor thereunder;
(d)it has not remained unpaid in whole or in part for a period of thirty (30) days or more from its original due date;
(e)it is not owed by an Account Debtor, regardless of whether otherwise eligible, if twenty percent (20%) or more of the amount of Accounts owed by such Account Debtor are ineligible under clause (d) above;
(f)it is not owed by an Account Debtor that is an employee or Affiliate of Borrower;
(g)it is not owed by an Account Debtor that is any unit of government, whether foreign or domestic, unless such Account (i) is a United States government obligation and, upon the request of Lender, the pledge and assignment of such Account has been confirmed by duly acknowledged and accepted documents complying with the Assignment of Claims Act and delivered to Lender, or (ii) when aggregated with all other Accounts under this clause (g) would constitute less than ten percent (10%) of all Accounts;
(h)it is not owed by an Account Debtor located outside of the United States of America or denominated in a currency other than United States dollars;
(i)it is not owed by an Account Debtor subject to any action for bankruptcy, dissolution or liquidation or other relief under bankruptcy or insolvency laws;
(j)it is not owed by an Account Debtor, regardless of whether otherwise eligible, to the extent that the amount of Accounts owed by such Account Debtor exceeds twenty percent (20%) of the amount of all Accounts (other than Accounts owed by [**]);
(k)the amount of such Account represented as owing to Borrower is not disputed and it is net of any credit, allowance or rebate given by Borrower to such Account Debtor;

(l)it is not subject to any counterclaim or defense asserted by the Account Debtor thereunder, nor is it subject to any offset or contra account payable to the Account Debtor or to any repurchase obligations or return rights; and
(m)the amount of such Account represented as owing to Borrower is net of all finance charges owed by the Account Debtor.
“Eligible Grain Inventory” means any Grain Inventory in which Lender has a first priority perfected security interest and which complies with each of the following requirements:
(a)it is owned by Borrower;
(b)it is readily usable or marketable by Borrower in the ordinary course of its business;
(c)it substantially conforms to the quality standards of Borrower;
(d)it has been identified to Lender by Borrower in a manner reasonably satisfactory to Lender;
(e)it is located at a location in the United States of America disclosed to and approved by Lender, and any Person (other than Borrower) owning or controlling such location shall have executed and delivered to Lender a Collateral Access Agreement; and
(f)it has not given rise to an Account.
“Eligible Insured Accounts Receivable” means any Account in which Lender has a first priority perfected security interest and which complies with each of the following requirements:
(a)it is insured by the Trade Credit Insurance;
(b)it arises out of a bona fide sale of goods or services sold and delivered by or on behalf of Borrower, or is in the process of being delivered by or on behalf of Borrower, to the Account Debtor on said Account;
(c)it has been identified to Lender by Borrower in a manner reasonably satisfactory to Lender;
(d)it is evidenced by an invoice delivered to the Account Debtor thereunder;
(e)it has not remained unpaid in whole or in part for a period of thirty (30) days or more from its original due date;
(f)it is not owed by an Account Debtor, regardless of whether otherwise eligible, if twenty percent (20%) or more of the amount of Accounts owed by such Account Debtor are ineligible under clause (e) above;
(g)it is not owed by an Account Debtor that is an employee or Affiliate of Borrower;
(h)it is not owed by an Account Debtor that is any unit of government, whether foreign or domestic, unless such Account (i) is a United States government obligation and,

upon the request of Lender, the pledge and assignment of such Account has been confirmed by duly acknowledged and accepted documents complying with the Assignment of Claims Act and delivered to Lender, or (ii) when aggregated with all other Accounts under this clause (h) would constitute less than ten percent (10%) of all Accounts;
(i)it is not owed by an Account Debtor located outside of the United States of America or denominated in a currency other than United States dollars;
(j)it is not owed by an Account Debtor subject to any action for bankruptcy, dissolution or liquidation or other relief under bankruptcy or insolvency laws;
(k)it is not owed by an Account Debtor, regardless of whether otherwise eligible, to the extent that the amount of Accounts owed by such Account Debtor exceeds twenty percent (20%) of the amount of all Accounts (other than Accounts owed by [**]);
(l)the amount of such Account represented as owing to Borrower is not disputed and it is net of any credit, allowance or rebate given by Borrower to such Account Debtor;
(m)it is not subject to any counterclaim or defense asserted by the Account Debtor thereunder, nor is it subject to any offset or contra account payable to the Account Debtor or to any repurchase obligations or return rights; and
(n)the amount of such Account represented as owing to Borrower is net of all finance charges owed by the Account Debtor.
“Eligible Non-Grain Inventory” means any Non-Grain Inventory in which Lender has a first priority perfected security interest and which complies with each of the following requirements:
(a)it is owned by Borrower;
(b)it is readily usable or marketable by Borrower in the ordinary course of its business;
(c)it substantially conforms to the quality standards of Borrower;
(d)it has been identified to Lender by Borrower in a manner reasonably satisfactory to Lender;
(e)it is located at a location in the United States of America disclosed to and approved by Lender, and any Person (other than Borrower) owning or controlling such location shall have executed and delivered to Lender a Collateral Access Agreement; and
(f)it has not given rise to an Account.
“Environmental Indemnity Agreement” has the meaning set forth in Section 3.1(f) hereof.
“Environmental Laws” has the meaning set forth in Section 4.20 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
“ERISA Affiliate” means any Person that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, Section 414(m) of the Code.
“ERISA Event” means: (a) the occurrence of a “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan unless the thirty (30) day notice period requirement with respect to such event has been waived or the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following thirty (30) days; (b) the failure with respect to any Plan to satisfy the minimum funding standard described in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Borrower or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” has the meaning set forth in Section 7.1 hereof.
“Exchange Act” has the meaning set forth in Section 6.6 hereof.
“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Agreement or other obligation of such Obligor with respect to, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any Guaranty Agreement or other obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty Agreement or other obligation of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty Agreement or other obligation or security interest is or becomes illegal.
“Existing Credit Agreement” has the meaning set forth in the recitals of this Agreement.
“Expenses” has the meaning set forth in Section 8.5 hereof.
“Facilities” means the Revolving Credit Facility and the Term Loan Facility. Each of the foregoing is referred to herein as a “Facility”.

“Farm Products” has the meaning given to it in the Food Security Act.
“Fixed Charge Coverage Ratio” means, with respect to any date, the ratio of: (a) EBITDA as of such date minus Fixed Charge EBITDA Deductions as of such date; to (b) Fixed Charges as of such date.
“Fixed Charge EBITDA Deductions” means, with respect to any date, for the most recently ended four (4) fiscal quarters of Borrower, the sum (without duplication) of Borrower’s: (a) Unfinanced Capital Expenditures for such period; plus (b) Distributions for such period; plus (c) Royalty / Management Payments made during such period.
“Fixed Charges” means, with respect to any date, for the most recently ended four (4) fiscal quarters of Borrower, the sum (without duplication) of Borrower’s: (a) Interest Expense for such period; plus (b) scheduled principal payments of Debt for such period, but excluding any principal payments owing under the Revolving Credit Facility.
“Food Security Act” has the meaning set forth in the Security Agreement.
“Funded Debt” means, with respect to any date, the sum of Borrower’s: (a) outstanding Debt as of such date; minus (b) Subordinated Debt as of such date.
“Funded Debt to EBITDA Ratio” means, with respect to any date, the ratio of: (a) Funded Debt as of such date; to (b) EBITDA as of such date.
“GAAP” means generally accepted accounting principles, consistently applied.
“Governing Body” means, with respect to any specified Person, (a) the board of directors when such Person is a corporation; (b) the members, managers or other governing body appointed by agreement or applicable law when such Person is a limited liability company; or (c) the general partner or other governing body appointed by agreement or applicable law when such Person is a limited partnership.
“Grain Inventory” means (a) all unprocessed corn, soybeans, wheat, oats, peas, barley and other unprocessed grains and legumes held for sale or internal use by Borrower; and (b) all inventories of Borrower of raw materials and work in process.
“Guarantor” means Benson Hill Holdings, Inc., a Delaware corporation, and its successors and assigns.
“Guaranty Agreement” has the meaning set forth in Section 3.1(c) hereof.
“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.
“Indemnified Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority (other than income and franchise taxes imposed on the net income of Lender).

“Indemnitee” has the meaning set forth in Section 8.3(b) hereof.
“Interest Expense” means, with respect to any period, the interest expense of Borrower for such period payable in connection with Debt (including all imputed interest on Capitalized Leases).
“Investments” means any equity interest, evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, any loan or advance to or any other investment or interest in, any other Person.
“IP Rights” has the meaning set forth in Section 4.19 hereof.
“Lender” has the meaning set forth in the introductory paragraph of this Agreement.
“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having the same economic effect as any of the foregoing).
“Loan Documents” means this Agreement, the Notes, the Security Agreement, the UCC-1 Financing Statement, the Guaranty Agreement, the Mortgages, the UCC-1 Fixture Filings, the Environmental Indemnity Agreement, the Royalty / Management Subordination Agreement and any other agreements, instruments, documents and certificates executed and/or delivered in connection with this Agreement, as each may from time to time be amended, restated, modified or otherwise supplemented.
“Loans” means the Revolving Credit Loans and the Term Loan. Each of the foregoing is referred to herein as a “Loan”.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Borrower or Guarantor; (b) the ability of Borrower or Guarantor to perform its obligations under any Loan Document; or (c) the rights of or benefits available to Lender under any Loan Document.
“Minimum Notice Period” means a period commencing no later than 12:00 p.m., Omaha time, (a) on the Effective Date of any Advance under any Revolving Credit Facility; and (b) three (3) Business Days prior to the Effective Date of any Advance under the Term Loan Facility.
“Mortgages” has the meaning set forth in Section 3.1(d) hereof.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, with respect to any period, the net income (loss) of Borrower for such period, determined in accordance with GAAP.
“Net Worth” means, with respect to any date, the sum (without duplication) of: (a) the total assets of Borrower as of such date; minus (b) the total liabilities of Borrower as of such date; plus

(c) Subordinated Debt as of such date; plus (d) any non-cash impairment charges as of such date; all as determined in accordance with GAAP.
“Non-Grain Inventory” means all finished goods and goods held for sale or lease or furnished or to be furnished under contracts of service in which Borrower now has or hereafter acquires any right, but excluding Grain Inventory.
“Notes” means the Revolving Credit Note and the Term Loan Note. Each of the foregoing is referred to herein as a “Note”.
“Obligations” means all now existing or hereafter arising loans, advances, liabilities, debts, obligations, covenants and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due or to become due, or payable to Lender, by or from Borrower, in each case, to the extent arising out of this Agreement, any other Loan Document, any other agreement or otherwise including, without limitation, all obligations to repay principal of and interest on Loans, all obligations to pay principal, interest, fees, costs, charges, expenses and any other sums chargeable to Borrower under the Loan Documents, any other agreement or otherwise, whether or not evidenced by any note or other instrument, and Swap Obligations of Borrower owed to Lender, but excluding, as to any Obligor, its Excluded Swap Obligations.
“Obligor” means each of Borrower and Guarantor.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participation” means one or more grants by Lender to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by Lender.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Debt” means: (a) Obligations owed to Lender; (b) Debt outstanding on the date of this Agreement and set forth on Schedule 1.1(a) hereto; (c) purchase money obligations and obligations under Capitalized Leases owed by Borrower not in excess of $250,000 in the aggregate at any one time outstanding; (d) Subordinated Debt; (e) obligations (contingent or otherwise) under any hedge arrangements permitted under Section 6.12 hereof; (f) Debt consisting of the financing of insurance premiums in the ordinary course of business; (g) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business; (h) Debt arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business not in excess of $100,000 in the aggregate at any one time outstanding; (i) other unsecured Debt not in excess of $100,000 in the aggregate at any one time outstanding; and (j) any other Debt which has been approved in writing by Lender in Lender’s sole discretion.

“Permitted Investments” means: (a) Investments outstanding on the date of this Agreement and set forth on Schedule 1.1(b) hereto; (b) loans or advances to employees or Affiliates of Borrower (other than the Specified Investment) in the ordinary course of business not in excess of $250,000 in the aggregate at any one time outstanding; (c) extensions of trade credit or similar advances in the ordinary course of business to any Person who is not an employee or Affiliate of Borrower; (d) cash or cash equivalents; (e) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (f) to the extent constituting an Investment, any hedge arrangements permitted under Section 6.12 hereof; (g) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business; (h) Investments in the ordinary course of business and consistent with past practice, consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers, (iii) advances of payroll payments to employees or other advances of salaries or compensation (including advances against commissions) to employees and sales representatives not to exceed in the aggregate at any time $100,000, and (iv) Investments maintained in connection with any deferred compensation plan; (i) the Specified Investment; provided, however, that the Specified Investment shall not be subject to any intercreditor agreement, subordination agreement or contractual restriction which impairs or prohibits the repayment of indebtedness owing to Borrower under the Specified Investment; (j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Investments not exceeding in the aggregate the sum of $100,000; and (k) any other Investments which have been approved in writing by Lender in Lender’s sole discretion.
“Permitted Liens” means: (a) Liens in favor of Lender; (b) Liens outstanding on the date of this Agreement and set forth on Schedule 1.1(c) hereto; (c) Liens on the Real Property that are set forth as exceptions in any title insurance policy issued to Lender and approved by Lender in its sole discretion; (d) covenants, restrictions, rights, easements, irregularities in title and other similar Liens which do not materially interfere with the business or operations of Borrower as presently conducted or materially impair the value of Borrower’s Property to which they attach; (e) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 5.8 hereof; (f) Liens on Borrower’s Property that secure the purchase money obligations and obligations under Capitalized Leases permitted by Section 6.1 hereof; provided, however, that any such Lien only covers the Property then being acquired or leased and the Debt secured by such Lien does not exceed the value of the Property so acquired or leased; (g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable; (h) segregated cash pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (i) segregated cash deposits to secure the performance of bids, trade contracts, licenses and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature (other than Debt) incurred in the ordinary course of business; (j) non- exclusive licenses granted to others not interfering in any material respect with the business of Borrower; (k) any interest of title of a lessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement; (l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits; (m) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (n) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder; (o) all bonds, deposits and security instruments or other Liens required or imposed by any governmental authority or third party in the ordinary course of business; (p) Liens consisting of judgment, appeal bonds, judicial attachment liens or other similar Liens arising in connection with court proceedings, provided that the enforcement of such Liens is effectively stayed and all such Liens secure judgments the existence of which do not constitute an Event of Default; and (q) any other Liens which have been approved in writing by Lender in Lender’s sole discretion.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.
“Personal Property” means the personal property owned by Borrower and described in the Security Agreement or any other Loan Document, now existing or hereafter acquired.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Post-Closing Period” has the meaning set forth in Section 3.6 hereof.
“Property” means any interest of Borrower in any kind of property or asset, whether real or personal, tangible or intangible, and includes the Collateral.
“Qualified ECP” means each Obligor that has total assets exceeding $10,000,000 or that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property” means the real property owned by Borrower and described on Exhibit A attached hereto and in the Mortgages and all improvements now or hereafter existing thereon.
“Revolving Credit Commitment” means an amount equal to $6,000,000.
“Revolving Credit Facility” has the meaning set forth in Section 2.1(a) hereof.
“Revolving Credit Loans” has the meaning set forth in Section 2.1(b) hereof.
“Revolving Credit Maturity Date” has the meaning set forth in Section 2.1(d) hereof.
“Revolving Credit Note” has the meaning set forth in Section 2.1(c) hereof.
“Royalty / Management Agreement” means that certain Intercompany Services Agreement dated as of April 9, 2019, and any other similar type of agreement providing for royalty payments or management fees to Guarantor or its Affiliates.

“Royalty / Management Payments” means the “Subordinated Obligations” in the Royalty / Management Subordination Agreement, and any other similar type of payments or fees to Guarantor or its Affiliates.
“Royalty / Management Subordination Agreement” has the meaning set forth in Section 3.1(e) hereof.
“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of comprehensive Sanctions, including, as of the date hereof, Cuba, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic (Ukraine), Iran, Syria and North Korea.
“Sanctioned Person” shall mean any Person that is the target of Sanctions, including (a) any Person listed in any list of designated Persons maintained by the U.S. government, including OFAC and the U.S. Department of State or relevant non-U.S. authorities, including the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom; (b) any Person organized or resident in a Sanctioned Country; or (c) where relevant under applicable Sanctions, any Person fifty percent (50%) or more owned or controlled by any of the foregoing Person or Persons or acting for or on behalf of any of the foregoing Person or Persons.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by OFAC and the U.S. Department of State; or (b) by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Security Agreement” has the meaning set forth in Section 3.1(b) hereof.
“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities valued at their face value, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Specified Investment” means loans by Borrower to Guarantor not in excess of $10,000,000 in the aggregate at any one time outstanding.
“Subordinated Debt” means (a) Debt of Borrower expressly subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Lender; provided, however, that at least fifty percent (50%) of the proceeds of such subordinated Debt are used to immediately repay any Debt owing under the Term Loan Facility; and (b) Debt owing from Borrower to Guarantor expressly subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Lender.
“Subsidiary” shall mean any corporation, limited liability company, limited partnership, partnership, joint venture, trust or other legal entity of which Borrower owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock or equity interests, or of which Borrower has effective control, by contract or otherwise.
“Swap Obligation” means, with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Sweep Account” means any deposit account maintained with Lender and designated as such by Lender.
“Sweep Account Agreement” has the meaning set forth in Section 2.4(g) hereof.
“Term Loan” has the meaning set forth in Section 2.1(b) hereof.
“Term Loan Commitment” means an amount equal to $15,800,000.
“Term Loan Facility” has the meaning set forth in Section 2.1(a) hereof.
“Term Loan Maturity Date” has the meaning set forth in Section 2.1(d) hereof.
“Term Loan Note” has the meaning set forth in Section 2.1(c) hereof.
“Trade Credit Insurance” means trade credit insurance in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower or which Borrower has historically used (and which is acceptable to Lender). The Trade Credit Insurance shall, at a minimum, insure ninety percent (90%) of the face amount of each insured Account.
“Transfer” means one or more sales, transfers or assignments by Lender to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Lender.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unfinanced Capital Expenditures” means Capital Expenditures which are (a) not financed with Debt (except as contemplated by clause (d) below); (b) not financed with the proceeds of sales of assets permitted under Section 6.5(a) hereof; (c) not financed with the proceeds of any insurance policy; or (d) financed with Revolving Credit Loans.
“Unmatured Event of Default” means an event which with the passage of time, giving of notice or both, would become an Event of Default.
“U.S.A. Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
“Value” means, as of any given date, an amount equal to:

(a)for Eligible Accounts Receivable and Eligible Insured Accounts Receivable, the amount owing to Borrower (net of all exclusions and deductions contemplated under the definitions of Eligible Accounts Receivable and Eligible Insured Accounts Receivable); and
(b)for Eligible Grain Inventory and Eligible Non-Grain Inventory, the lesser of (i) cost determined on a FIFO inventory basis of accounting (all in accordance with GAAP), and (ii) market value for inventory of similar kind, quality, quantity and condition.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” means, with respect to any date, the sum (without duplication) of: (a) the current assets of Borrower as of such date; minus (b) the current liabilities of Borrower as of such date (including current scheduled principal payments of Debt); all as determined in accordance with GAAP.
1.2.Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
1.3.Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement. Notwithstanding any provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use ) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2017.
SECTION 2.    THE CREDIT FACILITIES
2.1.    Description.
(a)Subject to the other terms and conditions of this Agreement, Lender hereby agrees to make available to Borrower total credit in the amount of up to $21,800,000 consisting of (i) a $6,000,000 revolving credit facility (the “Revolving Credit Facility”); and (ii) a $15,800,000 term loan facility (the “Term Loan Facility”).

(b)The Revolving Credit Facility permits Advances to be extended by Lender to or for the benefit of Borrower from time to time hereunder on or after the Closing Date in the form of revolving credit loans (the “Revolving Credit Loans”). The aggregate outstanding principal amount of all Revolving Credit Loans, at any time, shall not exceed the Borrowing Base. Subject to such limitation, the aggregate outstanding principal amount of all Revolving Credit Loans may fluctuate from time to time, through repayments and reborrowings. The Term Loan Facility permits a single Advance to be extended by Lender to or for the benefit of Borrower on or after the Closing Date in the form of a term loan (the “Term Loan”). The aggregate outstanding principal amount of the Term Loan, at any time, shall not exceed the Term Loan Commitment. Any Advance under the Term Loan Facility which is repaid is not available for reborrowing. The Obligations of Borrower under the Facilities, this Agreement and the other Loan Documents shall at all times be absolute and unconditional.
(c)At the Closing, Borrower shall duly execute and deliver to Lender (i) a promissory note made payable to the order of Lender in the principal amount of the Revolving Credit Commitment (as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, the “Revolving Credit Note”); and (ii) a promissory note made payable to the order of Lender in the principal amount of the Term Loan Commitment (as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, the “Term Loan Note”). Each Note shall evidence Borrower’s absolute and unconditional obligation to repay Lender for any Loan made by Lender under the Facility applicable thereto, with interest as herein and therein provided. Each and every Advance under any Facility shall be evidenced by the Note applicable thereto. The Notes shall be substantially in the form of Exhibit B and Exhibit C attached hereto. The Notes are incorporated herein by reference and made a part hereof.
(d)The term of the Revolving Credit Facility shall expire on December 1, 2024. All Revolving Credit Loans under the Revolving Credit Facility shall be repaid on or before the earliest of (i) December 1, 2024; (ii) termination of the Revolving Credit Facility and (iii) termination of this Agreement (the earliest of such dates, the “Revolving Credit Maturity Date”). After the Revolving Credit Maturity Date, no further Advances under the Revolving Credit Facility shall be available from Lender. The term of the Term Loan Facility shall expire on April 1, 2029. The Term Loan under the Term Loan Facility shall be repaid on or before the earliest of (i) April 1, 2029; (ii) termination of the Term Loan Facility and (iii) termination of this Agreement (the earliest of such dates, the “Term Loan Maturity Date”). After the Term Loan Maturity Date, no Advance under the Term Loan Facility shall be available from Lender.
2.2.    Funding Procedures.
(a)Borrower shall deliver to Lender a Borrowing Notice for an Advance under any Facility; provided, that Borrowing Notices shall not be required in connection with Advances under the Revolving Credit Facility when the Revolving Credit Facility is linked to the Sweep Account (as contemplated by Section 2.4(g) hereof).
(b)Subject to the terms and conditions of this Agreement and so long as no Event of Default or Unmatured Event of Default has occurred and is continuing hereunder, Lender shall make Advances to Borrower under the Revolving Credit Facility on the Effective Dates specified in Borrowing Notices received by Lender, and a single Advance to Borrower under the Term Loan Facility on the Effective Date specified in a Borrowing Notice received by Lender; provided, however, in each case, only if the Borrowing Notice is delivered to Lender not less than the

Minimum Notice Period prior to any Effective Date, and any other conditions set forth in this Agreement are satisfied (or the next applicable Business Day if the Borrowing Notice is delivered to Lender less than the Minimum Notice Period prior to the Effective Date).
(c)Any such Advance may be deposited by Lender into the Sweep Account to the extent such account has been established in accordance with Section 2.4(g) hereof.
2.3.    Interest.
(a)Each Loan shall bear interest on the outstanding principal amount thereof from the date made until such Loan is paid in full. Borrower agrees to pay interest on the unpaid principal amount of each Loan from time to time outstanding hereunder at the rate of interest per annum set forth in the Note applicable thereto.
(b)If any Event of Default shall occur and be continuing, the rate of interest applicable to Loans then outstanding shall be the Default Rate at the option of Lender. The Default Rate shall apply from the date declared in writing by Lender until the date such Event of Default is waived or cured, as determined by Lender in its sole discretion, and interest accruing at the Default Rate shall be payable on demand.
(c)Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days, including the date a Loan is made and excluding the date such Loan or any portion thereof is paid or prepaid. This calculation method results in a higher effective rate than the numeric interest rates stated in the Note applicable thereto.
(d)All contractual rates of interest chargeable on any outstanding Loan shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any similar event or occurrence.
(e)In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate of interest permissible under applicable law. In the event that any court of competent jurisdiction determines Lender has charged or received interest hereunder in excess of the highest applicable rate of interest, Lender may, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate of interest shall automatically be reduced to the maximum rate of interest permitted by such law.
2.4.    Payments.
(a)All accrued interest on the Revolving Credit Loans shall be due and payable in arrears (i) on the first (1st) day of each month until the Revolving Credit Maturity Date; (ii) on the Revolving Credit Maturity Date; and (iii) upon payment in full. All accrued interest on the Term Loan shall be due and payable in arrears (i) on each January 1, April 1, July 1, and October   1, commencing on July 1, 2024, until the Term Loan Maturity Date; (ii) on the Term Loan Maturity Date; and (iii) upon payment in full. After the applicable Maturity Date, interest shall be due and payable on demand.
(b)If, at any time, the aggregate principal amount of all Revolving Credit Loans outstanding under the Revolving Credit Facility exceeds the Borrowing Base then in effect,

Borrower shall immediately make such principal prepayments of the Revolving Credit Loans under the Revolving Credit Facility as is necessary to eliminate such excess.
(c)The entire outstanding principal balance of the Revolving Credit Loans, together with all unpaid accrued interest thereon, shall be due and payable on the Revolving Credit Maturity Date. Borrower shall repay the principal amount of the Term Loan to Lender by making level installment payments of principal on each January 1, April 1, July 1, and October 1, commencing on July 1, 2024, in the amount of $395,000 each. The entire outstanding principal balance of the Term Loan, together with all unpaid accrued interest thereon, shall be due and payable on the Term Loan Maturity Date.
(d)Borrower may prepay, without premium or penalty, all or any part of the principal of the Loans at any time. Borrower further agrees that all Loan fees and other prepaid finance charges are earned fully as of the day of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.
(e)All payments and prepayments shall be applied first to any unpaid fees and expenses, then to unpaid interest and thereafter to the principal of the Loans and to other amounts due Lender. In the absence of written direction from Borrower or after the occurrence of an Event of Default, payments and prepayments applied to principal shall be applied to the Loans as determined by Lender in its sole discretion. Except as otherwise provided herein, all payments of principal, interest, fees or other amounts payable by Borrower hereunder shall be remitted to Lender in immediately available funds and in lawful money of the United States of America not later than 2:30 p.m., Omaha time, on the day due, at Lender’s principal office in Omaha, Nebraska or at such other address as may be designated by Lender in writing. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.
(f)Borrower hereby authorizes Lender to automatically deduct the amount of any payment owed under this Agreement, the Notes or any other Loan Document from the Sweep Account to the extent established in accordance with clause (g) below. If the funds in the Sweep Account are insufficient to cover any payment, Lender shall not be obligated to advance funds to cover the payment.
(g)At the election of Borrower, the Revolving Credit Facility may be linked to the Sweep Account pursuant to any agreement between Borrower and Lender establishing a sweep account arrangement (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Sweep Account Agreement”). All references in the Sweep Account Agreement to a line of credit are amended to refer to the Revolving Credit Facility. For as long as the Revolving Credit Facility is linked to the Sweep Account, Lender is authorized and directed to (i) disburse Advances under the Revolving Credit Facility for deposit into the Sweep Account on each Business Day as needed to cover all checks and other charges against the Sweep Account; and (ii) disburse all collected funds in the Sweep Account on each Business Day to Lender to be applied as payments on the Revolving Credit Facility. Borrowing Notices shall not be required in connection with the Advances under the Revolving Credit Facility when the Revolving Credit Facility is linked to the Sweep Account.
2.5.    Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by Borrower to finance working capital needs and other general business purposes of Borrower. The proceeds of the Term Loan shall be used by Borrower to (a) refinance the existing indebtedness of Borrower under Term Loan Facility (Facility – A) (as defined in the Existing Credit Agreement) and Term Loan Facility (Facility – Equipment) (as defined in the Existing Credit Agreement); and (b) finance the Specified Investment.
2.6.    Fees.
(a)Borrower shall pay to Lender a non-use fee on the Revolving Credit Facility, which shall accrue at a rate of interest per annum equal to three-tenths percent (0.30%) on the daily unused amount of the Revolving Credit Commitment. All accrued non-use fees shall be due and payable in arrears (i) on each January 1, April 1, July 1, and October 1 until the Revolving Credit Maturity Date and (ii) on the Revolving Credit Maturity Date. All non-use fees shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days, including the Closing Date and excluding the Revolving Credit Maturity Date.
(b)If any payment hereunder is ten (10) days or more late, Borrower shall owe Lender a fee equal to the greater of (i) five percent (5%) of such payment; or (ii) $25.00.
2.7.    Increased Costs.
(a)If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or (ii) impose on Lender or the interbank market any other condition affecting this Agreement; and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or otherwise), then Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
(b)If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement to a level below that which Lender or Lender’s holding company, if any, could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company, if any, with respect to capital adequacy), then from time to time Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company, if any, for any such reduction suffered.
(c)A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, if any, as specified in paragraphs (a) or (b) above shall be delivered to Borrower, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 2.7 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if Lender notifies Borrower of such Change in Law within one hundred eighty (180) days after the adoption, enactment or similar act with respect to such Change in Law, then the one hundred eighty (180) day period referred to above shall be extended to include the period from the effective date of such Change in Law to the date of such notice. Notwithstanding any contrary provision hereof, Lender shall not be entitled to any charges or compensation under this Section 2.7 if Lender is not generally imposing such charges or requesting such compensation from other similarly situated borrowers under similar circumstances.
2.8.    Taxes.
(a)Any and all payments by or on account of any obligation of Borrower under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.8) Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions or withholdings; and (iii) Borrower shall pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law.
(b)In addition, Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.
(c)Borrower shall indemnify Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrower under this Agreement or any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender demonstrating in reasonable detail the calculation of the amounts, shall be conclusive absent manifest error. However, Lender shall not be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than one hundred eighty (180) days prior to the date Lender gives notice and demand thereof to Borrower.
(d)As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a governmental authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(e)Lender, if requested by Borrower, shall deliver such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.
(f)If Lender determines, in its reasonable discretion, that it has received a refund of any taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.8 with respect to the taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that Borrower, upon the request of Lender, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to Lender in the event Lender is required to repay such refund to such governmental authority. This Section 2.8 shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.
SECTION 3.    CLOSING AND CONDITIONS PRECEDENT TO ADVANCES
Closing under this Agreement and the making of each Advance are subject to the satisfaction or waiver of the following conditions precedent (all documents to be in form and substance satisfactory to Lender):
3.1.    Conditions Precedent to Closing.    Prior to the Closing, Borrower shall have delivered to Lender the following:
(a)A duly and fully executed Agreement, Revolving Credit Note and Term Loan Note.
(b)A duly and fully executed security agreement by Borrower (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Security Agreement”) and UCC-1 Financing Statement. The Security Agreement and UCC-1 Financing Statement shall secure the Obligations and create a first priority perfected security interest in the Personal Property, subject only to the Permitted Liens.
(c)A duly and fully executed guaranty agreement by Guarantor (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Guaranty Agreement”).
(d)Duly and fully executed mortgages with respect to the Real Property (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Mortgages”) and UCC-1 Fixture Filings. The Mortgages and UCC-1 Fixture Filings shall secure the Obligations and create a first priority lien on the Real Property, subject only to the Permitted Liens.
(e)A duly and fully executed subordination agreement with respect to the Royalty / Management Payments (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Royalty / Management Subordination Agreement”).
(f)A duly and fully executed environmental indemnity agreement with respect to the Real Property (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Environmental Indemnity Agreement”).
(g)Each instrument, document and agreement required to be executed under any provision of this Agreement or any other Loan Document.

(h)Certified copies of (i) resolutions of the Governing Body of Borrower and Guarantor, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated thereby, as applicable; and (ii) Borrower’s and Guarantor’s organizational and governing documents and agreements.
(i)Incumbency certificates identifying all Authorized Representatives and any Person executing this Agreement and the other Loan Documents, with specimen signatures.
(j)Certificates of good standing for Borrower and Guarantor issued by the appropriate governmental authority.
(k)A certificate of an Authorized Officer of Borrower, certifying as to the following: (i) that all representations and warranties of Borrower and Guarantor in this Agreement and the other Loan Documents are true, correct and complete as of the Closing Date; (ii) that no Event of Default or Unmatured Event of Default exists as of the Closing Date; and (iii) that Borrower and Guarantor are Solvent.
(l)A written loan closing opinion of Borrower’s and Guarantor’s independent counsel.
(m)A borrowing base report substantially in the form of Exhibit D attached hereto, together with supporting documentation and details satisfactory to Lender including, but not limited to, schedules providing details on receivables, inventory, and payables (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Borrowing Base Report”).
(n)A compliance certificate substantially in the form of Exhibit E attached hereto, together with supporting documentation (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Compliance Certificate”).
(o)Satisfactory evidence of “all risk” property insurance coverage on Borrower’s Property and general liability, business interruption, auto liability, worker’s compensation and other insurance of Borrower, together with policy endorsements, as may be required by any of the Loan Documents or Lender.
(p)A collateral inspection report with respect to the Personal Property, prepared by a qualified and licensed inspector satisfactory to Lender, together with a letter from such inspector stating that Lender can rely upon such inspection in connection with this Agreement.
(q)Independent written appraisals of the value of the Real Property and certain of the Personal Property, prepared by a qualified and licensed appraiser satisfactory to Lender, certified to Lender or accompanied by a letter from such appraiser stating that Lender can rely upon such appraisal in connection with this Agreement. Such appraisals shall evidence the underwritten loan-to-value ratios required by Lender to adequately support the Loans.
(r)ALTA lender’s policies of title insurance for the Real Property, with Lender as the insured, insuring the Mortgages as first priority liens on the Real Property, subject only to the Permitted Liens. All standard exceptions to such policies shall be deleted, and the policies shall contain such endorsements as Lender may reasonably request. On the Closing Date, Lender shall receive such endorsements to the title insurance policies as Lender may reasonably require.
(s)ALTA-NSPS surveys of the Real Property, prepared by registered land surveyors satisfactory to Lender, certified to Lender or accompanied by a letter from such land surveyor stating that Lender and the title companies issuing the title insurance for the Real Property can rely upon such surveys in connection with this Agreement and that no material changes have occurred to the Real Property in question since the surveys were prepared.
(t)ASTM Phase 1 environmental assessments for the Real Property, prepared by environmental assessment firms satisfactory to Lender, certified to Lender or accompanied by a letter from such environmental assessment firms stating that Lender can rely upon such assessments in connection with this Agreement.
(u)Flood certificates indicating that the Real Property is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency or flood insurance required by Lender.
(v)Duly and fully executed copies of the instruments, documents and agreements evidencing the Royalty / Management Payments, including, but not limited to, the Royalty / Management Agreement.
(w)All documentation and other information required by regulatory authorities with respect to Borrower and Guarantor under applicable “know your customer” and Anti-Corruption Laws and Anti-Money Laundering Laws and regulations, including, but not limited to, the U.S.A. Patriot Act, and to the extent Borrower or Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower and Guarantor, as applicable.
(x)Payment of all Expenses incurred and invoiced prior to the Closing Date.
(y)All other instruments, certificates, documents, information and reports reasonably required or requested to be executed and/or delivered by Borrower or Guarantor in the reasonable discretion of Lender.
3.2.    Conditions Precedent to Advances. Lender’s obligation to make Advances shall be subject to the satisfaction of each of the following conditions:
(a)All representations and warranties of Borrower and Guarantor in this Agreement and the other Loan Documents shall be deemed reaffirmed as of the making of such Advance and shall be true, correct and complete in all material respects both before and after giving effect to such Advance (except for those representations and warranties which specifically relate to an earlier date, in which case such representations and warranties shall be true, correct and complete as of such earlier date).

(b)No Event of Default or Unmatured Event of Default shall have occurred and be continuing, Borrower and Guarantor shall be in compliance with this Agreement and the other Loan Documents and Borrower and Guarantor shall be deemed to have certified such matters to Lender.
(c)Borrower and Guarantor shall have taken such other actions, including the delivery of instruments, documents and agreements, as Lender may reasonably request.
3.3.    Compliance with this Agreement. Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 5 and 6 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date and as of the date of each Advance.
3.4.    Closing. Subject to the conditions of this Section 3 and the other terms and conditions of this Agreement, the Facilities shall be made available to Borrower or continue to be maintained by Lender on the date (the “Closing Date”) this Agreement is duly executed and delivered to Lender and all of the conditions contained in Section 3.1 hereof are satisfied or waived (the “Closing”).
3.5.    Non-Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any representation, warranty or covenant made by Borrower or Guarantor hereunder or under any agreement, document or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower or Guarantor are specifically reserved by Lender.
3.6.    Post-Closing Obligations. Lender contemplates that it may waive certain conditions set forth in Section 3.1 hereof and proceed to complete the Closing on the date hereof. Borrower hereby agrees to satisfy such of those waived conditions as Lender may request within thirty (30) days after Lender provides Borrower with a written request (the “Post-Closing Period”). Failure to satisfy any such waived conditions during the Post-Closing Period shall constitute an Event of Default.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce Lender to complete the Closing and make or maintain Advances under the Facilities, Borrower represents and warrants to Lender that:
4.1.    Organization, Powers, Authorization and Enforceability.
(a)Borrower is duly organized, validly existing and in good standing under the laws of the state of its organization, has lawful power and authority to engage in the business it conducts and is qualified to do business and in good standing in each state and other jurisdiction where the nature and extent of its business requires qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
(b)Borrower has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the Obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

(c)This Agreement and the other Loan Documents, when executed and delivered, will be legal, valid and binding upon Borrower and Guarantor, as applicable, and enforceable against Borrower and Guarantor, as applicable, in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
4.2.    No Conflicts. The execution, delivery and performance of this Agreement, the other Loan Documents and all related agreements and each document required by any provision hereof by Borrower will not violate any law, government rule or regulation, violate the organizational or governing documents and agreements of Borrower or violate or result in a default of (immediately or with the passage of time) any contract, agreement or instrument to which Borrower is a party, or by which Borrower or its Property is bound. Borrower is not in violation of nor has it knowingly caused any Person to violate any term of any agreement or instrument to which it is a party or by which it or its Property may be bound, which violation could reasonably be expected to have a Material Adverse Effect. Borrower is not in violation of its organizational or governing documents and agreements.
4.3.    Financial Condition / Full Disclosure. Borrower has delivered to Lender the audited balance sheets, statements of earnings, statements of shareholders’ equity (deficit) and statements of cash flows of Borrower as of and for its fiscal year ended on December 31, 2023. Such financial statements present fairly the financial condition and results of operations and cash flows of Borrower as of such date and for such period in accordance with GAAP. The other financial statements and information relating to Borrower or Guarantor and delivered to Lender in connection with the negotiation of this Agreement present fairly the financial condition of Borrower or Guarantor as of the date thereof and the results of operations and cash flows as of the period thereof. Since December 31, 2023, there has been no Material Adverse Effect. Neither the written statements furnished by Borrower to Lender in connection with the negotiation of this Agreement nor those contained in any financial statements or documents relating to Borrower or Guarantor contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. Any projected financial statements and information relating to Borrower and delivered to Lender in connection with the negotiation of this Agreement have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation, it being understood that actual results may vary from such projections.
4.4.    Governmental Approval. Neither the nature of Borrower or of Borrower’s business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of any Loan Document, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Borrower in connection with the execution and delivery of this Agreement or the other Loan Documents, except for filings and recordings for collateral security purposes.
4.5.    Pending Litigation. Except as set forth on Schedule 4.5 hereto, there are no judgments, judicial or administrative orders, suits, actions, proceedings or investigations (civil or criminal) pending, or to the knowledge of Borrower, threatened, against Borrower or affecting any of its Property in any court or before any governmental authority, regulatory agency or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal which could reasonably be expected to have a

Material Adverse Effect. To the knowledge of Borrower, no shareholder, director or officer of Borrower has been indicted or convicted in connection with or is engaging in any felonious criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other related conduct or activity which could reasonably be expected to have a Material Adverse Effect.
4.6.    Taxes. All tax returns required to be filed by Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings and for which adequate reserves are maintained or where failure to pay such taxes, assessments, fees or charges could not reasonably be expected to have a Material Adverse Effect. Borrower is not aware of any proposed additional material tax assessment or material tax to be assessed against or applicable to Borrower.
4.7.    Insurance. All premiums due in respect of all insurance maintained by Borrower or with respect to its Property have been paid.
4.8.    Contracts, Etc.
(a)Borrower is not a party to any contract or agreement, or subject to any other restriction, which unduly and unreasonably materially and adversely affects its business, financial condition, Property or prospects.
(b)Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property to be subject in the future (upon the happening of a contingency or otherwise) to any Lien, except the Permitted Liens.
4.9.    Compliance with Laws. Borrower is not in violation of, has not received written notice that it is in violation of, nor has it knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.
4.10.    Equity Interests. The authorized and outstanding equity interests of Borrower are owned as set forth on Schedule 4.10 hereto. All of the equity interests of Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holder thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except as set forth on Schedule 4.10 hereto, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower is bound relating to the issuance, transfer, voting or redemption of Borrower’s equity interests or any pre-emptive rights held by any Person with respect to the equity interests of Borrower. Except as set forth on Schedule 4.10 hereto, Borrower has not issued any securities convertible into or exchangeable for its equity interests or any options, warrants or other rights to acquire such equity interests or securities convertible into or exchangeable for such equity interests.
4.11.    Investments and Subsidiaries. Borrower does not have any Investments, except Permitted Investments. Borrower does not have any Subsidiaries.

4.12.    Labor Matters. There are no strikes, lockouts or slowdowns against Borrower pending or, to the knowledge of Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any material respect. All payments due from Borrower, or for which any claim may be made against Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower.
4.13.    ERISA. Neither Borrower nor any of its ERISA Affiliates has received any notice or has any knowledge to the effect that it is not in compliance in all material respect with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.
4.14.    Debt. Borrower does not have existing Debt, except Permitted Debt.
4.15.    Title to Property. Borrower has good and marketable title to its Property, free from all Liens, except Permitted Liens. Borrower’s Property is not subject to any right of first refusal, right of first offer, option to purchase or lease, except pursuant to the agreements set forth on Schedule 4.15 hereto.
4.16.    Collateral Locations. Attached hereto as Schedule 4.16 is a complete and accurate list showing all places at which the Collateral is located on the date hereof. Such list indicates whether the premises are owned or leased by Borrower or whether the premises are the premises of a lessor, warehouseman, bailee or other third party, and if owned by a third party, the name, address and telephone number of such third party.
4.17.    Location of Bank and Brokerage Accounts. Attached hereto as Schedule 4.17 is a complete and accurate list of all deposit, checking, savings, securities, investment, hedging, commodity trading and other accounts maintained with any bank, broker or dealer and all other similar accounts maintained by Borrower on the date hereof, together with a description thereof. Each of the accounts set forth on Schedule 4.17 hereto is maintained with the corresponding financial institution indicated thereon.
4.18.    Investment Company Act, Etc. Borrower is not (a) an “investment company,” as defined in, or subject to regulations under, the Investment Company Act of 1940, as amended; or (b) otherwise subject to any other regulatory scheme limiting its ability to incur Debt.
4.19.    Intellectual Property. Borrower owns, licenses or possesses the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, database rights, rights of privacy and publicity and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its business as currently conducted, and, without infringement of the rights of any Person in any material respect. The operation of the business of Borrower as currently conducted does not infringe upon, misuse, misappropriate or violate any IP Rights held by any Person in any manner which could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of Borrower, threatened against Borrower which could reasonably be expected to have a Material Adverse Effect.

4.20.    Environmental Compliance. Borrower has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at its facilities or in connection with the operation of its facilities. Borrower and all activities of Borrower, at its facilities, comply in all material respects with all Environmental Laws and with all material terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto. Borrower is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which Borrower is aware. Borrower is not aware of, nor has Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects with, or which may give rise to any material liability under, any Environmental Laws.
4.21.    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, Borrower and Guarantor will be Solvent. The execution, delivery and performance of this Agreement and the other Loan Documents are not done with actual intent to hinder, delay or defraud the creditors or any entity to which Borrower or Guarantor are indebted as of the date hereof. The value of the benefits to be derived by Borrower and Guarantor from the access to funds under this Agreement is reasonably equivalent to the obligations undertaken pursuant hereto.
4.22.    Anti-Corruption and Sanctions. Neither Borrower nor any of its directors, officers, members or managers or, to the knowledge of Borrower, its employees or agents that will act in any capacity in connection with or directly benefit from the Facilities, is a Sanctioned Person. To the knowledge of Borrower, Borrower is not in violation of any applicable Anti- Corruption Laws or applicable Sanctions. No Loan or use of proceeds thereof by Borrower in any manner will violate any applicable Anti-Corruption Laws or applicable Sanctions.
4.23.    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification provided to Lender in connection with this Agreement is true and correct in all material respects.
SECTION 5. BORROWER’S AFFIRMATIVE COVENANTS
Borrower covenants that until all of the Obligations are paid and satisfied in full and the Facilities have been terminated:
5.1.    Financial and Business Information. Borrower shall deliver to Lender the following (all to be in form and substance satisfactory to Lender):
(a)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, financial statements of Borrower for such fiscal year which present fairly Borrower’s financial condition, including balance sheets as of the end of such fiscal year and statements of earnings, statements of shareholders’ equity (deficit) and statements of cash flows for such fiscal year, prepared in accordance with GAAP, and audited by an independent certified public accounting firm of recognized standing selected by Borrower and reasonably satisfactory to Lender, together with an unqualified opinion on the financial statements from such accounting firm;
(b)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, financial statements of Guarantor for such fiscal year which present fairly Guarantor’s financial condition, including balance sheets as of the end of such fiscal year and statements of income and statements of cash flows for such fiscal year, all on a consolidated basis and accompanied by consolidating schedules, prepared in accordance with GAAP, and audited by an independent certified public accounting firm of recognized standing selected by Guarantor and reasonably satisfactory to Lender, together with an unqualified opinion on the financial statements from such accounting firm (for the avoidance of doubt, this clause (b) shall be satisfied by the delivery of financial statements of an Affiliate which are consolidated with the financial statements of Guarantor for financial reporting purposes and which otherwise comply with this clause (b));
(c)as soon as available, but in any event within thirty (30) days after the end of each month, internally-prepared financial statements of Borrower for such month, along with year to date information and comparative information from the same periods of the preceding fiscal year, which present fairly Borrower’s financial condition, including balance sheets as of the end of such month and statements of earnings for such month, prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments);
(d)as soon as available, but in any event within thirty (30) days after the end of each month, a Borrowing Base Report as of the last day of such month (together with the supporting documentation required by Section 3.1(m) hereof);
(e)as soon as available, but in any event within thirty (30) days after the end of each month, a Compliance Certificate as of the last day of such month (together with the supporting documentation required by Section 3.1(n) hereof);
(f)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, financial projections of Borrower for the then current fiscal year, together with an explanation of the assumptions used to forecast such financial projections;
(g)upon the request of Lender, any documents required by the company issuing the Trade Credit Insurance in order to file a claim against the Trade Credit Insurance; and
(h)such other data, reports, statements and information (financial or otherwise) as Lender may reasonably request.
5.2.    Tax Returns and Reports. As soon as available, but in any event within thirty (30) days after filing, Borrower shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrower and Guarantor.

5.3.    Certain Notices. Borrower shall deliver written notice to Lender of the occurrence of any of the following conditions or events promptly upon Borrower or any shareholder, director, officer or Affiliate of Borrower becoming aware of any such condition or event:
(a)any condition or event which constitutes an Event of Default or Unmatured Event of Default, such notice to specify the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;
(b)any condition or event which could reasonably be expected to have a Material Adverse Effect, such notice to specify the nature and period of existence thereof and such anticipated Material Adverse Effect;
(c)any litigation claiming in excess of $250,000 from Borrower, or which could reasonably be expected to have a Material Adverse Effect; or
(d)any damage, loss, theft or destruction in excess of $250,000 with respect to any portion of Borrower’s Property, or which could reasonably be expected to have a Material Adverse Effect.
5.4.    Places of Business; Jurisdiction of Organization; Name. Borrower shall give ten (10) days prior written notice to Lender of any changes in the location of its jurisdiction of organization or name. Borrower shall give prompt written notice to Lender after any changes in the location of its chief executive office or any other places of business, or the establishment of any new, or the discontinuance of any existing, place of business.
5.5.    Business Conducted, Financial Records and Existence and Rights.
(a)Borrower shall continue in the primary business presently engaged in by it, it being agreed that Borrower may engage in businesses reasonably related to its primary business.
(b)Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall provide written notice to Lender promptly upon any change to its fiscal year end date.
(c)Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.6.    Maintenance of Insurance.
(a)Borrower shall maintain, or cause to be maintained, “all risk” insurance on its Property at all times against fire, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower or which Borrower has historically used (and which is acceptable to Lender).
(b)Borrower shall maintain, or cause to be maintained, general liability, business interruption, auto liability, worker’s compensation and other insurance in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower or which Borrower has historically used (and which is acceptable to Lender).
(c)The policies of all such insurance shall contain standard lender loss payable and additional insured clauses issued in favor of Lender pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. To the extent available and customarily agreed to by the insurer, such policies shall expressly provide that the requisite insurance cannot be materially altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of the insured. Upon the request of Lender, Borrower shall furnish Lender with insurance certificates certified as true and correct and being in full force and effect or such other evidence of insurance as Lender may require. Such insurance certificates shall name Lender as loss payee and as additional insured. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option, to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance.
5.7.    Compliance with Laws. Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it or its Property is subject, whether federal, state or local (including, without limitation, environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices) and shall obtain and maintain any and all licenses, permits, franchises, certificates or other governmental authorizations necessary to the ownership of its Property and to the conduct of its businesses except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
5.8.    Payment of Obligations, Taxes and Claims. Borrower shall pay, before they become delinquent, all debts, obligations, taxes, assessments, governmental charges, levies and claims imposed upon it or upon its Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP or where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.
5.9    Financial Covenants. Borrower shall perform and comply with each of the following financial covenants as reflected and computed from the financial statements of Borrower:
(a)Borrower shall maintain Working Capital equal to or more than $1,100,000, measured as of the last day of each month.
(b)Borrower shall maintain Net Worth equal to or more than $11,000,000, measured as of the last day of each month.
(c)Borrower shall not permit the Unfinanced Capital Expenditures of Borrower to exceed $2,000,000 during any fiscal year of Borrower, measured as of the last day of each fiscal year of Borrower.
(d)Borrower shall maintain a Funded Debt to EBITDA Ratio equal to or less than (i) 4.40x from the date hereof through December 31, 2024; (ii) 4.15x from January 1, 2025 through December 31, 2025; (iii) 3.90x from January 1, 2026 through December 31, 2026; and (iv) 3.65x on and after January 1, 2027; measured as of each June 30 and December 31, commencing on December 31, 2024.
(e)Borrower shall maintain a Fixed Charge Coverage Ratio equal to or more than 1.15x, measured as of the last day of each fiscal quarter of Borrower.
5.10.    Maintenance of Property / Inspection. Borrower shall keep and maintain its material Property in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto except to the extent that such Property has become obsolete or Borrower has reasonably determined that such Property is no longer used or useful in its business. Borrower shall, during regular business hours upon reasonable advance notice, permit any of Lender’s officers or other representatives to visit and inspect Borrower’s Property, to examine and audit all of Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with the shareholders, directors, officers, employees, Affiliates and independent certified public accountants of Borrower.
5.11.    Collateral Locations. Borrower shall keep the Collateral at the locations set forth on Schedule 4.16 hereto and not move any Collateral to any location not shown on Schedule 4.16 hereto, except (a) in connection with sales of Collateral made in the ordinary course of Borrower’s business, (b) Collateral in transit to and from locations shown on Schedule 4.16; and (c) such other location as may be approved in writing by Lender.
5.12.    Borrowing Base. Borrower agrees that any Property included in a Borrowing Base Report delivered to Lender pursuant to Section 5.1(d) hereof (a) shall constitute Eligible Insured Accounts Receivable, Eligible Accounts Receivable, Eligible Grain Inventory or Eligible Non-Grain Inventory, as applicable; and (b) shall not be included in more than one (1) category of Borrowing Base Factors on such Borrowing Base Report.
5.13.    Food Security Act Compliance.
(a)As Seller. Borrower agrees to deliver to Lender upon request a list of all Persons to or through whom Borrower may sell any Farm Products produced by Borrower, such list to identify the name and address of such Person or Persons. Borrower agrees that it will, at any time, execute and assist in the preparation of any “effective financing statements” (as such term is utilized in the Food Security Act) with respect to each jurisdiction that has established a “central filing system” pursuant to the Food Security Act as Lender may reasonably request to protect its Liens under the Food Security Act as against the purchasers of Borrower’s Farm Products, as required by the Security Agreement. Unless an Event of Default or Unmatured Event of Default shall have occurred and be continuing, Borrower is authorized to directly receive all proceeds related to Borrower’s Farm Products, if any, provided that such proceeds are transferred into a deposit account as required by this Agreement and the Security Agreement. If Borrower shall fail to comply with the provisions of this Section 5.13 with respect to a sale of its Farm Products, Borrower agrees to deliver the proceeds of such sale to Lender not later than ten (10) days after receipt of such proceeds. Borrower agrees to notify Lender of any type of Farm Product that Borrower undertakes to produce after the date hereof that is different from the Farm Products it produces, if any, on the date hereof.
(b)As Buyer. If Borrower acquires any Collateral which may have constituted Farm Products in the possession of the seller or supplier thereof, Borrower shall, at its own expense,

use commercially reasonable efforts to take such steps to insure that all Liens in such acquired Collateral are terminated or released, including, without limitation, in the case of such Farm Products produced in a state which has established a “central filing system” pursuant to the Food Security Act, registering with the secretary of state of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase such Farm Products free of Liens, provided, however, that Borrower may contest and need not obtain the release or termination of any Lien asserted by any creditor of any seller of such Farm Products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with GAAP. Upon Lender’s request, Borrower agrees to forward to Lender promptly after receipt copies of all notices of Liens and master lists of “effective financing statements” (as such term is utilized in the Food Security Act) delivered to Borrower pursuant to the Food Security Act, which notices and / or lists pertain to any of the Collateral. Upon Lender’s request, Borrower agrees to provide Lender with the names of Persons who supply Borrower with such Farm Products and such other information as Lender may reasonably request with respect to such Persons.
5.14.    Deposit Accounts. Borrower shall maintain its primary deposit accounts with Lender.
5.15.    Anti-Corruption Laws and Sanctions. Borrower shall maintain and enforce policies and procedures that are reasonably designed to promote and achieve compliance by Borrower and its directors, officers, members, managers, employees and agents with Anti- Corruption Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities.
SECTION 6. BORROWER’S NEGATIVE COVENANTS
Borrower covenants that until all of the Obligations are paid and satisfied in full and the Facilities have been terminated:
6.1.    Debt. Borrower shall not create, incur, assume or permit to exist, voluntarily or involuntarily, any Debt, except Permitted Debt.
6.2.    Liens. Borrower shall not (a) execute a negative pledge agreement with any Person covering any Property, except as set forth in the Loan Documents; or (b) cause or permit, voluntarily or involuntarily, or consent to cause or permit (upon the happening of a contingency or otherwise) its Property to be subject to any Lien, except Permitted Liens.
6.3.    Investments. Borrower shall not purchase, hold, acquire, make or permit to exist, voluntarily or involuntarily, any Investment, except Permitted Investments.
6.4.    Distributions. Borrower shall not declare, pay or make any form of Distribution, except (a) an annual Distribution; provided, however, that any such Distribution is in an aggregate amount which does not exceed fifty percent (50%) of the Net Income of Borrower for such fiscal year; and (b) any other Distributions which have been approved in writing by Lender in Lender’s sole discretion; provided, that, in each case, (i) no Event of Default or Unmatured Event of Default has occurred or would result therefrom, and (ii) Borrower would be in compliance with the financial covenant set forth in Section 5.9(e) hereof on a pro forma basis after giving effect to such Distribution. If, at the end of any fiscal quarter of Borrower, Borrower is not in compliance with the financial covenant set forth in Section 5.9(e) hereof, Borrower shall recover from its shareholders any Distribution made during the most recently ended four (4) fiscal quarters of Borrower.
6.5.    Fundamental Changes.
(a)Borrower shall not sell, lease, license, transfer or otherwise dispose of its Property, agree to the same or convey any rights regarding the same, except (i) inventory and Farm Products sold in the ordinary course or ordinary operation of Borrower’s business; (ii) unused or obsolete Property; (iii) Property sold for fair market value in an aggregate amount not to exceed $100,000 per fiscal year of Borrower; and (iv) pursuant to the agreements set forth on Schedule 4.15 hereto. Borrower shall not materially amend, restate, modify, supplement, extend, renew or take any similar material actions with respect to the agreements set forth on Schedule 4.15 hereto.
(b)Borrower shall not sell all or substantially all of its assets (or any assets constituting a business unit or division of Borrower).
(c)Borrower shall not merge or consolidate with, or otherwise engage in any form of business combination with, any other Person, commence a reorganization, dissolution or liquidation or create or form any Subsidiary.
(d)Borrower shall not acquire all or substantially all of the assets of (or any assets constituting a business unit or division of) any other Person.
(e)Borrower shall not cause or permit the division of itself into two or more separate limited liability companies.
6.6.    Change of Control of Borrower. No Change of Control shall occur with respect to Borrower. For the purposes of this Section 6.6, a “Change of Control” shall occur if:
(a)any person, entity or “group” (within the meanings of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), acquires, directly or indirectly, “beneficial ownership” (as described in Rules 13d 3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the outstanding equity interests of Benson Hill Parent entitled to vote for members of the Governing Body of Benson Hill Parent or the power to direct or cause the direction of the management or policies of Benson Hill Parent;
(b)Benson Hill Parent ceases to be the “beneficial owner” (as described in Rules 13d-3 and 13d-5 under the Exchange Act) of one hundred percent (100%) of the outstanding equity interests of Guarantor entitled to vote for members of the Governing Body of Guarantor or to possess the power to direct or cause the direction of the management or policies of Guarantor;
(c)Guarantor ceases to be the “beneficial owner” (as described in Rules 13d-3 and 13d-5 under the Exchange Act) of one hundred percent (100%) of the outstanding equity interests of DDB Holdings entitled to vote for members of the Governing Body of DDB Holdings or to possess the power to direct or cause the direction of the management or policies of DDB Holdings; or

(d)DDB Holdings ceases to be the “beneficial owner” (as described in Rules 13d-3 and 13d-5 under the Exchange Act) of one hundred percent (100%) of the outstanding equity interests of Borrower entitled to vote for members of the Governing Body of Borrower or to possess the power to direct or cause the direction of the management or policies of Borrower.
6.7.    Transactions With Affiliates. Except for the Specified Investment, Borrower shall not enter into any transaction with any Affiliate of Borrower including, without limitation, the purchase, sale, lease or exchange of Borrower’s Property, or the loaning, capitalization or giving of funds to any such Affiliate, unless (a) such Affiliate is engaged in a business substantially related to the business of Borrower; (b) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s-length transaction with any Person not an Affiliate of Borrower; and (c) such transaction is not otherwise prohibited hereunder.
6.8.    Bank and Brokerage Accounts; Deposits. Borrower shall not establish any new deposit, checking, savings, securities, investment, hedging, commodity trading or other similar accounts, maintain any account other than those accounts specified on Schedule 4.17 hereto, deposit proceeds from the sale of Collateral in any account other than a deposit account specified on Schedule 4.17 hereto or permit the cash balance of the accounts set forth on Schedule 4.17 hereto to exceed the corresponding balance limit indicated on Schedule 4.17 hereto for more than two (2) Business Days. The accounts set forth on Schedule 4.17 hereto that are maintained with financial institutions other than Lender and in which Lender does not have a first priority perfected security interest shall not have an aggregate balance limit in excess of $100,000.
6.9.    Sale-Leaseback Transactions. Borrower shall not enter into any arrangement, directly or indirectly, with any other Person whereby Borrower shall sell or transfer any Property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such Property or any part thereof or any other property which Borrower intends to use for substantially the same purpose or purposes as the Property being sold or transferred.
6.10.    Margin Regulations. None of the proceeds of the Loans shall be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U of the Board and Borrower shall not take, or authorize any agent acting on its behalf to take, any action which could result in a violation of any regulation of the Board.
6.11.    Hazardous Substances. Borrower shall not cause or permit any Hazardous Substance to be disposed of in any manner which could reasonably be expected to result in a Material Adverse Effect.
6.12.    Hedging. Borrower shall give prompt written notice to Lender after establishing any hedging program or otherwise engaging in any hedging transactions. Borrower shall not engage in speculative trading and all hedging positions of Borrower must be in the same or substantially similar products as the Collateral being hedged.
6.13.    Royalty / Management Agreement. Borrower shall not enter into or otherwise have any obligations under any Royalty / Management Agreement unless the obligations of Borrower thereunder are subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Lender. Borrower shall not make any Royalty /

Management Payment unless such payment is expressly permitted by the terms of the Royalty / Management Subordination Agreement.
SECTION 7.    DEFAULT
7.1.    Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (k), (l), or (m) shall automatically cause an acceleration of the Obligations):
(a)Payments - if Borrower fails to make any payment of principal or interest on the date when such payment is due and payable (including any principal prepayment required under Section 2.4(b) hereof); or
(b)Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender, whether arising out of or incurred in connection with this Agreement, any other Loan Document or otherwise, on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise, and such failure continues for a period of five (5) days after the earlier of Borrower becoming aware of such failure or Borrower receiving written notice from Lender of such failure; provided, however, that the five (5) day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default, or otherwise; or
(c)Particular Covenant Defaults – if Borrower fails to perform, comply with or observe any covenant or undertaking contained in Sections 5.1, 5.6, 5.9, 5.10 (second sentence), 5.12, 5.15, 6.1, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, or 6.13 hereof; or
(d)General Covenant Defaults - if Borrower or Guarantor fails to perform, comply with or observe any covenant or undertaking contained in this Agreement or any other Loan Document not otherwise described in this Section 7.1, and such failure continues for a period of thirty (30) days after the earlier of Borrower or Guarantor becoming aware of such failure or Borrower or Guarantor receiving written notice from Lender of such failure; or
(e)Financial Information - if any statement, report, financial statement or certificate made or delivered by Borrower or any shareholder, director, officer, employee, Affiliate or agent of Borrower to Lender is not true and correct in all material respects when made; or
(f)Representations or Warranties - if any representation, warranty or other statement by or on behalf of Borrower or Guarantor contained in or pursuant to this Agreement, any of the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to or in reference to this Agreement, is false, erroneous or misleading in any material respect when made; or

(g)Cross Default - if Borrower shall default under any agreement pursuant to which Debt may be incurred in a principal amount of $250,000 or more and (i) such default consists of the failure to pay any principal or interest with respect to such Debt; or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Debt, if the effect of such default is to permit such creditor to cause the obligations of Borrower which are the subject thereof to become due prior to their maturity date or prior to their regularly scheduled date of payment; or
(h)Other Agreements with Lender – if, after the passage of all applicable notice and cure or grace periods, Borrower or Guarantor breaches or violates the terms of, or if a default or an event of default occurs under, any other existing or future agreement or obligation between or among Borrower or Guarantor and Lender that is in any way related to this Agreement including, without limitation, the Loan Documents and Swap Obligations owed to Lender; or
(i)Uninsured Loss - if there shall occur any uninsured damage, loss, theft or destruction in excess of $1,000,000 with respect to any portion of Borrower’s Property; or
(j)Judgments - if any final, nonappealable judgment for the payment of money in excess of $250,000 which is not covered by insurance or an appeal bond, or for which Borrower has not established a cash or cash equivalent reserve in the amount of such judgment, shall be rendered and shall remain unsatisfied and unstayed for a period of at least thirty (30) days; or
(k)Assignment for Benefit of Creditors, Etc. - if Borrower or Guarantor makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower or Guarantor; or
(l)Bankruptcy, Dissolution, Etc. - upon the commencement of any action for the bankruptcy, dissolution or liquidation of Borrower or Guarantor, or the commencement of any proceeding to avoid any transaction entered into by Borrower or Guarantor, or the commencement of any case or proceeding for reorganization or liquidation of Borrower or Guarantor, or any of their debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower or Guarantor; provided, however, that Borrower and Guarantor shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against Borrower or Guarantor, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or
(m)Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or Guarantor or for any portion of Borrower’s or Guarantor’s Property, the value of which exceeds $250,000 in the aggregate; or

(n)Execution Process, Seizure, Etc. - the issuance of any execution or distraint process affecting any portion of the Property of Borrower, or any portion of the Property of Borrower is seized by any governmental entity, federal, state or local, in each case, to the extent the value of such Property exceeds $250,000 in the aggregate; or
(o)Pension Benefits, Etc. - if Borrower fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer Borrower’s employee plans or to allow the PBGC to institute proceedings to appoint a trustee to administer such plans, or to permit the entry of a Lien to secure any deficiency or claim.
7.2.    Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder, except as outlined in Section 7.1 hereof.
7.3    Rights and Remedies on Default.
(a)In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, Lender may, in its discretion, withhold or cease making Advances.
(b)In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, Lender may, in its discretion, terminate any Facility or this Agreement.
(c)In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, Lender may, in its discretion, exercise all rights under the Uniform Commercial Code and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):
(i)The right to “take possession” of the Collateral, and notify all Account Debtors of Lender’s security interest in the Accounts and require payment under the Accounts to be made directly to Lender and Lender may, in its own name or in the name of Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its discretion for any reason or without reason and Lender may do all of the foregoing with or without judicial process (including, without limitation, notifying the United States postal authorities to redirect mail addressed to Borrower, to an address designated by Lender); or
(ii)Require Borrower, at Borrower’s expense, to assemble all or any part of the Collateral and make it available to Lender; or
(iii)The right to reduce or modify the Credit Commitments, or to modify the terms and conditions upon which Lender may be willing to consider making Advances.

(d)Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.
7.4.    Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence and during the continuance of an Event of Default, may proceed against Borrower at any time, under any agreement, with any available remedy and in any order.
7.5.    Set-Off. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender, or any such Affiliate, to or for the credit or the account of Borrower against any and all of the Obligations hereunder, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section 7.5 are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 8.    MISCELLANEOUS
8.1.    GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL RELATED AGREEMENTS AND DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEBRASKA. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.
8.2.    Integrated Agreement. The Notes, the Security Agreement, the UCC-1 Financing Statement, the Guaranty Agreement, the Mortgages, the UCC-1 Fixture Filings, the Environmental Indemnity Agreement, the Royalty / Management Subordination Agreement and the other Loan Documents, all related agreements and this Agreement shall be construed as integrated and complementary of each other and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

8.3.    Waiver and Indemnity.
(a)No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.
(b)Borrower shall indemnify Lender and its directors, officers, employees, agents and Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the Loans or the use or proposed use of the proceeds therefrom; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)The agreements in this Section 8.3 shall survive the payment, satisfaction or discharge in full of all the Obligations.
8.4.    Time. Except as otherwise set forth in this Agreement, whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.
8.5.    Expenses of Lender. Borrower shall pay all reasonable expenses incurred by Lender on demand (including, without limitation, search costs, audit fees, inspection fees, appraisal fees and the reasonable fees and expenses of legal counsel for Lender) relating to this Agreement, all related agreements and documents (including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents), the Loans and the Collateral. In the event of any

Event of Default or Unmatured Event of Default which requires action by Lender in accordance with the terms of the Loan Documents, Borrower shall pay all reasonable expenses incurred by Lender on demand relating to the enforcement, protection and defense of the rights of Lender in and to the Collateral or otherwise hereunder. Additionally, Borrower shall pay all reasonable expenses relating to extensions, amendments, modifications, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors (including in connection with a Transfer or Participation), or termination of this Agreement. The fees, expenses and other costs set forth in this Section 8.5 are collectively referred to as the “Expenses.” Any Expenses not paid within thirty (30) days following demand by Lender shall bear interest at the Default Rate.
8.6.    Confidentiality. Borrower and Lender shall maintain the confidentiality of this Agreement, the other Loan Documents and any information exchanged in connection with this Agreement and shall not disclose the contents hereof or provide a copy hereof to any third party, except (a) as required by law or regulation (including, without limitation, the regulations of the Securities and Exchange Commission) or otherwise upon the advice of counsel; (b) to accountants, lawyers, financial advisers and other consultants or advisers of the parties who are under a duty of confidentiality or loyalty to the disclosing party; (c) to any transferee or participant (or potential transferee or participant) of Lender’s interests herein or any rating agencies, guarantors or insurers; (d) to Affiliates of Lender; (e) in connection with any dispute or litigation relating to this Agreement, the other Loan Documents or the relationship between Borrower and Lender; and (f) in connection with any recording or filing for collateral security purposes.
8.7.    Notices.
(a)Any notices, consents or other communications required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by e- mail (with confirmation of receipt), facsimile (with confirmation of receipt) or by nationally recognized overnight courier, or via first class, certified or registered mail, postage prepaid, to the address of such party set forth below, unless such address is changed by written notice hereunder.

Address for notices to Borrower:
Dakota Dry Bean Inc. [**]
With a copy to:
Benson Hill Holdings, Inc. [**]
With a copy to:
Benson Hill Holdings, Inc. [**]

Address for notices to Lender:
First National Bank of Omaha [**]
With a copy to:
[**]
(b)Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received.
(c)Lender shall be fully entitled to rely upon any e-mail or facsimile transmission or other writing purported to be sent by any Authorized Representative (whether requesting an Advance or otherwise) as being genuine and authorized.
8.8.    Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.
8.9    Survival. All representations, warranties and covenants made by Borrower herein, in any Loan Document or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of any Loan Document, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute representations and warranties by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder, in any Loan Document or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.
8.10.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Except in accordance with Section 8.20 hereof, neither party may transfer, assign or delegate any of their duties, rights or obligations hereunder without the prior written consent of the other party.
8.11.    Duplicate Originals and Counterparts. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.
8.12.    Amendment or Modification. No amendment or modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.
8.13.    Signatories. Each individual signatory hereto represents and warrants that such signatory is duly authorized to execute this Agreement on behalf of such signatory’s principal and that such signatory executes the Agreement in such capacity and not as a party.

8.14.    Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.
8.15.    Waivers.
(a)Borrower hereby irrevocably, unconditionally and fully subordinates in favor of Lender and waives any and all rights it may have at any time (whether arising, directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against it, on account of payments made under this Agreement, including without limitation, any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. Borrower waives any event or circumstances which might constitute a legal or equitable defense of, or discharge of, Borrower other than payment in full of the Obligations. Furthermore, Borrower agrees that if any payment on the Obligations is recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, Borrower shall be obligated to the same extent as if the recovered or repaid payment had never been originally made on such Obligation.
(b)Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion, may: (i) settle, compromise or grant releases for liabilities of any Person or Persons liable for any Obligations; (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral to the extent allowed under federal, state or local law, including without limitation administrative pronouncements, of any party now or hereafter securing any of the Obligations; and (iii) following and during the continuation of an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrower who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.
(c)The liability of Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons or in any Property; (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral; (iii) any delay in making demand upon any other Person or Persons or any delay in enforcing, or any failure to enforce, any rights against any other Person or Persons or in any Collateral even if such rights are thereby lost; (iv) any failure, neglect or omission to obtain, perfect or retain any Lien upon, protect, exercise rights against, or realize on, any Property of Borrower, or any other party securing the Obligations; (v) the existence or non-existence of any defenses which may be available to any other Person or Persons with respect to the Obligations; or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrower.
8.16.    CONSENT TO JURISDICTION. BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN DOUGLAS COUNTY, NEBRASKA IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWER WAIVES ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWER IRREVOCABLY AGREES TO SERVICE OF

PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.
8.17.    WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
8.18.    Discharge of Taxes, Borrower’s Obligations, Etc. Lender, in its commercially reasonable discretion, shall have the right at any time, and from time to time, with prior notice to Borrower, if Borrower fails to do so fifteen (15) Business Days after being requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrower’s obligations hereunder; and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens. Expenses and advances shall be deemed Advances hereunder and shall bear interest at the Default Rate from Borrower’s notice thereof until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.
8.19.    Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party’s obligations hereunder, they may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.
8.20.    Transfers and Participations.
(a)A material inducement to Lender’s willingness to complete the transactions contemplated by this Agreement and the other Loan Documents is Borrower’s agreement that Lender may, at any time, complete a Transfer or Participation with respect to the any Note or any of the other Loan Documents; provided, however, that if no Event of Default has occurred and is continuing, no Transfer shall be completed without the prior written consent of Borrower, such consent not to be unreasonably withheld.
(b)Borrower shall cooperate in good faith with Lender in connection with any such Transfer or Participation of any Note or any of the other Loan Documents, including, without limitation, providing such documents, financial and other data, and other information and materials which would typically be required with respect to Borrower by a transferee or participant involved with respect to such Transfer or Participation (collectively, the “Disclosures”). Borrower consents to Lender providing the Disclosures, as well as any other information which Lender may now have or hereafter acquire with respect to Borrower, to each transferee or participant involved with respect to each Transfer or Participation, as applicable.
8.21.    U.S.A. Patriot Act and Similar Legislation. IMPORTANT NOTICE: Lender hereby notifies Borrower that pursuant to the requirements of the U.S.A. Patriot Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and

1026), and similar legislation, as applicable, it is required to obtain, verify and record information that identifies Borrower and its direct and indirect beneficial owners, which information includes the name and address of Borrower and other information that will allow Lender to identify from time to time Borrower and its direct and indirect beneficial owners in accordance with the U.S.A. Patriot Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network. Borrower shall furnish such information promptly upon the reasonable request of Lender. If Lender cannot properly verify the identity of Borrower within thirty (30) calendar days, Lender reserves the right to declare the Obligations immediately due and payable.
8.22.    Keepwell. Each Obligor that is a Qualified ECP when its Guaranty Agreement or other obligation with respect to, or grant of a security interest to secure, any Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Obligor with respect to such Swap Obligation as may be needed by such Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 8.22 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section 8.22 shall remain in full force and effect until payment of all Obligations. Each Obligor intends this Section 8.22 to constitute, and this Section 8.22 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
8.23.    Effect of Restatement. This Agreement amends, restates and replaces in its entirety the Existing Credit Agreement. All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein; provided, that all indemnification obligations of Borrower pursuant to the Existing Credit Agreement shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement. Borrower represents and warrants that as of the Closing Date there are no claims or offsets against, or defenses or counterclaims to, its obligations under the Existing Credit Agreement or any of the other agreements, documents or instruments executed in connection therewith. To induce Lender to enter into this Agreement, Borrower waives any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Closing Date and relating to the Existing Credit Agreement (other than any claims of fraud).
SECTION 9.    NOTICE - WRITTEN AGREEMENTS.
This notice is provided pursuant to Nebraska Revised Statutes Section 45-1,112 et. seq. This Agreement is a credit agreement. A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking or offer to forbear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

BORROWER:

DAKOTA DRY BEAN INC.

By: /s/ Todd Smith
Name: Todd Smith
Title: Chief Executive Officer

LENDER:

FIRST NATIONAL BANK OF OMAHA

By: /s/ Kenneth Feaster
Name: Kenneth Feaster
Title: Vice President

GUARANTOR'S CONSENT
The undersigned Guarantor hereby (a) consents to this Agreement and the transactions contemplated hereby; (b) reaffirms its obligations under the Guaranty Agreement including, without limitation, the unconditional guarantee to Lender of the full and prompt payment and performance of the Guaranteed Obligations (as defined in the Guaranty Agreement), whether now existing or hereafter arising; and (c) represents and warrants that (i) the Guaranty Agreement continues to constitute the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, (ii) there exists no Event of Default or Unmatured Event of Default, and (iii) there are no, and shall not be any, defenses to or counterclaims or rights of set-off against Lender's rights under the Guaranty Agreement.

GUARANTOR:

BENSON HILL HOLDINGS, INC.

By: /s/ Susan Keefe
Name: Susan Keefe
Title: Chief Financial Officer

EXHIBIT A
Real Property
Crary Parcels in Ramsey County, North Dakota:
That portion of The Burlington Northern and Santa Fe Railway Company’s (formerly Great Northern Railway Company) 300.0 foot wide Station Ground property at Crary, North Dakota, being 100.0 feet wide on the Northeasterly side and 200.0 feet wide on the Southwesterly side of said Railway Company’s Main Track centerline, as now located and constructed upon, over and across the NE1/4 SE1/4 of Section 17, Township 153 North, Range 62 West of the 5th P.M., Ramsey County, North Dakota, lying between two lines drawn parallel with and distant, respectively, 52.0 feet and 200.0 feet Southwesterly, as measured at right angles from Main Track centerline, bounded by two lines drawn at right angles to said Main Track centerline distant, respectively, 100.0 feet and 900.0 feet Northwesterly from the East line of said Section 17, as measured along said Main Track centerline, EXCEPTING THEREFROM, that portion lying between two lines drawn at right angles to said Main Tract centerline distant, respectively, 200.0 feet and 350.0 feet Northwesterly from the East line of said Section 17, as measured along said Main Track centerline.
-AND-
Three tracts of land lying in the E1/2E1/2 of Section 17, Township 153 North Range 62 West of the 5th P.M., Ramsey County, North Dakota, being that portion of BNSF Railway Company’s (formerly Great Northern Railway Company) 300.0 foot wide Station Ground property at Crary, North Dakota, as described in deed dated September 19, 1885 from William A. Crary to St. Paul, Minneapolis and Manitoba Railway Company, recorded September 28, 1885 in Book 1 of Deeds, Page 178, records of Ramsey County, North Dakota, described as follows:
Tract No. 1: That portion of said 300.0 foot wide Station Ground Property being 100.0 feet wide on the Northeasterly side and 200.0 feet wide on the Southwesterly said of said Railway Company’s Main Track centerline, as now located and constructed, lying between two lines drawn parallel with and distant, respectively, 52.0 feet and 200.0 feet Southwesterly, as measured at right angles from said Main Track centerline, bounded on the East by the East line of said Section 17 and bounded Westerly by a line perpendicular to said Railway Company’s Main Track centerline, at a point distant 100.0 feet Northwesterly of the East line of said Section 17, as measured along said Main Track centerline.
Tract No. 2: That portion of said 300.0 foot wide Station Ground Property being 100.0 feet wide on the Northeasterly side and 200.0 feet wide on the Southwesterly side of said Railway Company’s Main Track centerline, as now located and constructed, lying between two lines drawn parallel with and distant, respectively, 52.0 feet and 200.0 feet Southwesterly, as measured at right angles from said Main Track centerline, bounded by two lines drawn at right angles to said Main Track centerline distant respectively 200.0 feet and 350.0 feet Northwesterly of the East line of said Section 17, as measured along said Main Track centerline.
Tract No. 3: That portion of said 300.0 foot wide Station Ground Property being 100.0 feet wide on the Northeasterly side and 200.0 feet wide on the Southwesterly side of said Railway Company’s Main Track centerline, as now located and constructed, lying between two lines drawn parallel with and distant, respectively, 52.0 feet and 200.0 feet Southwesterly, as measured at right angles from said Main Track Centerline, bounded easterly by a line perpendicular to said Railway Company’s Main Track centerline at a point distant 900.0 feet Northwesterly of said East line of Section 17, as measured along said Main Track centerline and bounded Westerly by the West line of said E1/2E1/2 of Section 17.
EXCEPTING THEREFROM, that portion of said Tracts No. 1 and 2, if any, lying within 8.5 feet from the centerline of said Railway Company’s southerly spur track, designated in the records of said BNSF Railway Company as CLIC 2211, as now located and constructed.

Lakeview Parcel in Devils Lake, Ramsey County, North Dakota:
A parcel of land described as the East 600 Feet of the North 1168.00 feet of the South 1418.00 feet of the East Half of the Southwest Quarter of Section Twenty-two (22), Township One Hundred Fifty-three North (T153N), Range Sixty-three West (R63W), of the 5th Principal Meridian, Ramsey County, North Dakota. Said parcel of land contains 16.07 acres, more or less, with 1.34 acres in the NE1/4 of the SW1/4 and 14.73 acres in the SE1/4 of the SW1/4 of said Section 22.
-AND-
Outlot 30-004, Ramsey County, North Dakota:
Part of the West Half of the Southeast Quarter (W1/2SE1/4), Section Twenty-two (22), Township One Hundred Fifty-three (153) North, Range Sixty-three (63) West of the 5th Principal Meridian, Ramsey County, North Dakota.

East Grand Forks Parcel in Polk County, Minnesota:
That part of Government Lot 1, Government Lot 6, Government Lot 7, the Northeast Quarter of the Northwest Quarter, and the Northwest Quarter of the Northeast Quarter, all in Section 7, Township 151 North, Range 49 West of the Fifth Principal Meridian, Polk County, Minnesota, describe as follows:
Commencing at the Northwest Corner of said Section 7; thence North 86 degrees 59 minutes 51 seconds East, assumed bearing, along the North Line of said Section 7, a distance of 660.13 feet to the centerline of the mainline of Burlington Northern Santa-Fe Railway, as now located and constructed; thence South 66 degrees 19 minutes 59 seconds East, along said centerline, a distance of 430.0 feet; thence deflecting to the right 64 degrees 01 minutes 00 seconds on a bearing of South 1 degree 38 minutes 58 seconds East, a distance of 53.10 feet to the intersection of a line parallel with and 48.00 feet southerly of said railway mainline centerline; thence South 66 degrees 19 minutes 59 seconds East, along said parallel line, a distance of 1541.29 feet to the point of beginning of that tract of land to be described herein; thence continuing South 66 degrees 19 minutes 59 seconds East, along said parallel line, a distance of 222.33 feet to the centerline of an existing access roadway across said Burlington Northern Santa-Fe Railway; thence South 23 degrees 40 minutes 01 seconds West, a distance of 302.00 feet to the southerly line of that tract of land conveyed by Warranty Deed recorded as Document No. 341837 in the office of the Polk County Recorder; thence North 66 degrees 19 minutes 59 seconds West, along said southerly line, a distance of 222.33 feet; thence North 23 degrees 40 minutes 01 seconds East, a distance of 302.00 feet to the point of beginning.

EXHIBIT B
Revolving Credit Note

FIRST AMENDED AND RESTATED REVOLVING CREDIT NOTE
May 7, 2024    $6,000,000
FOR VALUE RECEIVED, the undersigned DAKOTA DRY BEAN INC., a North Dakota corporation (together with its successors and assigns, the “Borrower”), promises to pay to the order of FIRST NATIONAL BANK OF OMAHA, a national banking association (together with its successors and assigns, the “Lender”), the principal sum of Six Million Dollars ($6,000,000) or the unpaid balance of all principal advanced against this First Amended and Restated Revolving Credit Note (as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, the “Revolving Credit Note”), if that amount is less, together with interest thereon, as specified below.
This Revolving Credit Note is issued under and in accordance with the terms of that certain First Amended and Restated Credit Agreement dated of even date herewith among Borrower and Lender (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”), and is subject to the provisions and entitled to the benefits of such agreement, including all provisions related to renewal, default, acceleration and remedies. Capitalized terms not defined in this Revolving Credit Note shall have the respective meanings set forth in the Credit Agreement. All obligations of Borrower hereunder shall be payable in immediately available funds in lawful money of the United States of America in the manner specified in Section 2.4 of the Credit Agreement.
This Revolving Credit Note is an amendment and restatement of that certain Revolving Credit Note dated April 11, 2019, First Amendment to Revolving Credit Note dated April 1, 2020, Second Amendment to Revolving Credit Note dated June 1, 2020, Third Amendment to Revolving Credit Note dated July 1, 2021, Fourth Amendment to Revolving Credit Note dated September 1, 2021, Fifth Amendment to Revolving Credit Note dated November 1, 2021, Sixth Amendment to Revolving Credit Note dated November 1, 2022 and Seventh Amendment to Revolving Credit Note dated November 1, 2023 by Borrower to the order of Lender and all references to the Revolving Credit Note in the Credit Agreement and the other Loan Documents shall be deemed for all purposes to be a reference to this Revolving Credit Note.
Borrower agrees to pay to Lender the Revolving Credit Loans which are evidenced by this Revolving Credit Note on or before the earliest of (i) December 1, 2024, (ii) termination of the Revolving Credit Facility and (iii) termination of the Credit Agreement. Borrower may prepay all or any part of the unpaid principal hereunder, without premium or penalty, at any time and reborrow, on a revolving basis, the principal amount available on this Revolving Credit Note, subject to the terms and conditions of the Credit Agreement. Notwithstanding the immediately preceding sentence and subject to the terms and conditions of the Credit Agreement, the Revolving Credit Loans outstanding under this Revolving Credit Note at any one time shall not exceed the Borrowing Base.
Each Advance made against this Revolving Credit Note, any repayment of principal hereon and the status of each such Advance from time to time shall be endorsed by Lender on Schedule A attached to this Revolving Credit Note or recorded on the books and records of Lender (provided that such entries shall be endorsed on Schedule A attached to this Revolving Credit Note prior to any negotiation hereof). Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Revolving Credit Note, the entries endorsed on Schedule A attached to this Revolving Credit Note or recorded on the books and records of Lender shall be conclusive evidence of the unpaid principal balance of this Revolving Credit Note and the status of each such Advance from time to time absent manifest error.
Interest shall accrue on the unpaid principal amount of the Revolving Credit Loans at the interest rate, and in the manner, set forth on Schedule B attached to this Revolving Credit Note until this Revolving Credit Note is paid in full. Interest shall accrue on the unpaid principal amount of the Revolving Credit Loans on and after the occurrence and during the continuance of an Event of Default at the Default Rate. Interest shall be calculated on the basis of actual days outstanding and a 360-day year. This calculation method results in a higher effective rate than the numeric interest rate stated in this Revolving Credit Note. Borrower shall pay interest in arrears (i) on the first (1st) day of each month until the Revolving Credit Maturity Date, (ii) on the Revolving Credit Maturity Date and (iii) upon payment in full. Interest shall continue to accrue on the unpaid principal amount of the Revolving Credit Loans notwithstanding any permitted or unpermitted failure of Borrower to make any payment.
The entire outstanding principal balance of the Revolving Credit Loans, together with all unpaid accrued interest thereon, shall be due and payable in full on the Revolving Credit Maturity Date.
If Borrower fails to make any payment of principal or interest on the date due and payable hereunder, or if any other Event of Default occurs under the Credit Agreement, then the entire balance due on this Revolving Credit Note shall at the option of Lender become at once due and payable.
This Revolving Credit Note is secured by the Collateral encumbered by the Credit Agreement and other Loan Documents. The obligations, covenants and agreements of the Credit Agreement and each and every of the Loan Documents are hereby made a part of this Revolving Credit Note to the same extent and with the same effect as if they were fully set forth herein, and Borrower does hereby agree to perform and keep each and every obligation, covenant and agreement set forth in this Revolving Credit Note, the Credit Agreement and the other Loan Documents. This Revolving Credit Note shall evidence, and the Credit Agreement and other Loan Documents shall secure, the Obligations.
Borrower hereby waives presentment, protest and notice of dishonour and protest and/or non-payment. Lender shall not be deemed to have waived any of its rights upon or under this Revolving Credit Note, the Credit Agreement or the other Loan Documents, unless such waiver be in writing and signed by Lender.
No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of Lender on liabilities or collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly or concurrently, subject to any express limitations thereof contained in this Revolving Credit Note, the Credit Agreement or the other Loan Documents.
This Revolving Credit Note shall be construed according to the substantive laws of the State of Nebraska.
Any provision of this Revolving Credit Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Revolving Credit Note may be executed in one or more counterparts, each of which shall be deemed an original.
[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Revolving Credit Note as of the day and year first set forth above.

BORROWER:

DAKOTA DRY BEAN INC.

By: /s/ Todd Smith
Name: Todd Smith
Title: Chief Executive Officer

LENDER:

FIRST NATIONAL BANK OF OMAHA

By: /s/ Kenneth Feaster
Name: Kenneth Feaster
Title: Vice President

[Signature Page to First Amended and Restated Revolving Credit Note]

SCHEDULE A
Advances and Repayments

Advance
	Repayment	(amount of increase	Balance
	(amount of decrease in	in principal	(principal amount of
	principal amount	amount of this	this Revolving Credit	Signature of
	of this Revolving	Revolving	Note following such	authorized signatory
Date	Credit Note)	Credit Note)	decrease or increase)	of Lender

SCHEDULE B
Interest Rate
(a)VARIABLE INTEREST RATE: The interest rate on this Revolving Credit Note is subject to change from time to time based on changes in an independent index which is known as the U.S. Prime Rate as published by the Wall Street Journal, currently determined by the base rate on corporate loans posted by at least 70% of the nation's 10 largest banks (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of the Revolving Credit Loans, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.50% per annum. The interest rate to be applied to the unpaid principal balance of the Revolving Credit Loans will be calculated as described in this paragraph (a) using a rate per annum equal to the greater of (i) the Index plus 0.25% or (ii) zero percent (0%), adjusted if necessary for any maximum rate limitations described below, resulting in an initial rate of 8.75% per annum based on a year of 360 days.
(b)NOTICE: Under no circumstances will the interest rate on the Revolving Credit Loans be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one of the following: (i) increase Borrower’s payments to ensure Borrower’s Revolving Credit Loans will pay off by the Revolving Credit Maturity Date, (ii) increase Borrower’s payments to cover accruing interest, (iii) increase the number of Borrower’s payments, and (iv) continue Borrower’s payments at the same amount and increase Borrower’s final payment.
(c)INTEREST CALCULATION METHOD: Interest on this Revolving Credit Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Revolving Credit Note is computed using this method.

EXHIBIT C
Term Loan Note

TERM LOAN NOTE
May 7, 2024    $15,800,000
FOR VALUE RECEIVED, the undersigned DAKOTA DRY BEAN INC., a North Dakota corporation (together with its successors and assigns, the “Borrower”), promises to pay to the order of FIRST NATIONAL BANK OF OMAHA, a national banking association (together with its successors and assigns, the “Lender”), the principal sum of Fifteen Million Eight Hundred Thousand Dollars ($15,800,000) or the unpaid balance of all principal advanced against this Term Loan Note (as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, the “Term Loan Note”), if that amount is less, together with interest thereon, as specified below.
This Term Loan Note is issued under and in accordance with the terms of that certain First Amended and Restated Credit Agreement dated of even date herewith among Borrower and Lender (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”), and is subject to the provisions and entitled to the benefits of such agreement, including all provisions related to renewal, default, acceleration and remedies. Capitalized terms not defined in this Term Loan Note shall have the respective meanings set forth in the Credit Agreement. All obligations of Borrower hereunder shall be payable in immediately available funds in lawful money of the United States of America in the manner specified in Section 2.4 of the Credit Agreement.
Borrower agrees to pay to Lender the Term Loan which is evidenced by this Term Loan Note on or before the earliest of (i) April 1, 2029, (ii) termination of the Term Loan Facility and (iii) termination of the Credit Agreement. Borrower may prepay all or any part of the unpaid principal hereunder, without premium or penalty, at any time; provided, that the principal repaid under this Term Loan Note is not available for reborrowing. Notwithstanding the immediately preceding sentence and subject to the terms and conditions of the Credit Agreement, the Term Loan outstanding under this Term Loan Note at any one time shall not exceed the Term Loan Commitment.
Any Advance made against this Term Loan Note, any repayment of principal hereon and the status of any such Advance from time to time shall be endorsed by Lender on Schedule A attached to this Term Loan Note or recorded on the books and records of Lender (provided that such entries shall be endorsed on Schedule A attached to this Term Loan Note prior to any negotiation hereof). Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Term Loan Note, the entries endorsed on Schedule A attached to this Term Loan Note or recorded on the books and records of Lender shall be conclusive evidence of the unpaid principal balance of this Term Loan Note and the status of any such Advance from time to time absent manifest error.
Interest shall accrue on the unpaid principal amount of the Term Loan at the interest rate, and in the manner, set forth on Schedule B attached to this Term Loan Note until this Term Loan Note is paid in full. Interest shall accrue on the unpaid principal amount of the Term Loan on and after the occurrence and during the continuance of an Event of Default at the Default Rate. Interest shall be calculated on the basis of actual days outstanding and a 360-day year. This calculation method results in a higher effective rate than the numeric interest rate stated in this Term Loan Note. Borrower shall pay interest in arrears (i) on each January 1, April 1, July 1 and October 1, commencing on July 1, 2024, until the Term Loan Maturity Date, (ii) on the Term Loan Maturity Date and (iii) upon payment in full. Interest shall continue to accrue on the unpaid principal amount of the Term Loan notwithstanding any permitted or unpermitted failure of Borrower to make any payment.
Borrower shall repay the Term Loan to Lender by making level installment payments of principal on each January 1, April 1, July 1 and October 1, commencing on July 1, 2024, in the amount of $395,000. The entire outstanding principal balance of the Term Loan, together with all unpaid accrued interest thereon, shall be due and payable in full on the Term Loan Maturity Date.

If Borrower fails to make any payment of principal or interest on the date due and payable hereunder, or if any other Event of Default occurs under the Credit Agreement, then the entire balance due on this Term Loan Note shall at the option of Lender become at once due and payable.
This Term Loan Note is secured by the Collateral encumbered by the Credit Agreement and other Loan Documents. The obligations, covenants and agreements of the Credit Agreement and each and every of the Loan Documents are hereby made a part of this Term Loan Note to the same extent and with the same effect as if they were fully set forth herein, and Borrower does hereby agree to perform and keep each and every obligation, covenant and agreement set forth in this Term Loan Note, the Credit Agreement and the other Loan Documents. This Term Loan Note shall evidence, and the Credit Agreement and other Loan Documents shall secure, the Obligations.
Borrower hereby waives presentment, protest and notice of dishonour and protest and/or non-payment. Lender shall not be deemed to have waived any of its rights upon or under this Term Loan Note, the Credit Agreement or the other Loan Documents, unless such waiver be in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of Lender on liabilities or collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly or concurrently, subject to any express limitations thereof contained in this Term Loan Note, the Credit Agreement or the other Loan Documents.
This Term Loan Note shall be construed according to the substantive laws of the State of Nebraska.
Any provision of this Term Loan Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Term Loan Note may be executed in one or more counterparts, each of which shall be deemed an original.
[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Term Loan Note as of the day and year first set forth above.

BORROWER:

DAKOTA DRY BEAN INC.

By: /s/ Todd Smith
Name: Todd Smith
Title: Chief Executive Officer

[Signature Page to Term Loan Note]

SCHEDULE A
Advances and Repayments

		Advance	Balance
	Repayment	(amount of increase	(principal amount of
	(amount of decrease in	in principal	this Term Loan
	principal amount of this	amount of this	Note	Signature of
	Term Loan	Term Loan	following such	authorized signatory
Date	Note)	Note)	decrease or increase)	of Lender

SCHEDULE B
Interest Rate
(a)VARIABLE INTEREST RATE: The interest rate on this Term Loan Note is subject to change from time to time based on changes in an independent index which is known as the U.S. Prime Rate as published by the Wall Street Journal, currently determined by the base rate on corporate loans posted by at least 70% of the nation's 10 largest banks (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of the Term Loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.50% per annum. The interest rate to be applied to the unpaid principal balance of the Term Loan will be calculated as described in this paragraph (a) using a rate per annum equal to the greater of (i) the Index plus 1.00% or (ii) zero percent (0%), adjusted if necessary for any maximum rate limitations described below, resulting in an initial rate of 9.50% per annum based on a year of 360 days.
(b)NOTICE: Under no circumstances will the interest rate on the Term Loan be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one of the following: (i) increase Borrower’s payments to ensure Borrower’s Term Loan will pay off by the Term Loan Maturity Date, (ii) increase Borrower’s payments to cover accruing interest, (iii) increase the number of Borrower’s payments, and (iv) continue Borrower’s payments at the same amount and increase Borrower’s final payment.
(c)INTEREST CALCULATION METHOD: Interest on this Term Loan Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Term Loan Note is computed using this method.

EXHIBIT D
Borrowing Base Report

BORROWING BASE REPORT
Date: _________________
Pursuant to the First Amended and Restated Credit Agreement (as the same may from time to time be amended, restated, modified or otherwise supplemented, the "Credit Agreement"), dated May 7, 2024, among Dakota Dry Bean Inc., a North Dakota corporation (together with its successors and assigns, the “Borrower”), and First National Bank of Omaha, a national banking association (together with its successors and assigns, the "Lender"), Borrower certifies to Lender that the information set forth below and supporting documentation attached hereto is accurate and complete (capitalized terms not defined herein have the meaning given to such terms in the Credit Agreement):

TOTAL
Eligible Insured Accounts Receivable
1.	Value of Accounts
2.	Less: ineligible Accounts
3.	Less: credits and allowances
4.	Value of Eligible Insured Accounts Receivable
5.	Applicable to Borrowing Base (90%)

Eligible Accounts Receivable
6.	Value of Accounts
7.	Less: ineligible Accounts
8.	Less: credits and allowances
9.	Value of Eligible Accounts Receivable
10.	Applicable to Borrowing Base (80%)

Eligible Grain Inventory
11.	Value of Grain Inventory
12.	Less: ineligible Grain Inventory
13.	Value of Eligible Grain Inventory
14.	Applicable to Borrowing Base (75%)

Eligible Non-Grain Inventory
15.	Value of Non-Grain Inventory
16.	Less: ineligible Non-Grain Inventory
17.	Value of Eligible Non-Grain Inventory
18.	Applicable to Borrowing Base (65%)

Borrowing Base Factor Subtractions
19.	Less: accounts payable owed by Borrower to suppliers of Eligible Grain Inventory
20.	Less: outstanding checks and other outstanding forms of payment by Borrower
21.	Less: accrued / unpaid interest on Debt owed to Lender

Borrowing Base Margin
22.	Total Borrowing Base Factors (add lines 5, 10, 14 and 18; subtract lines 19, 20 and 21)
23.	Less: Availability Reserves
24.	Less: Commitment Reserves
25.	Net Borrowing Base Factors (line 22 minus lines 23 and 24)
26.	Less: Revolving Credit Loans outstanding
27.	Borrowing Base margin (line 25 minus line 26)

Borrowing Base Availability
28.	Total Borrowing Base Factors (add lines 5, 10, 14 and 18; subtract lines 19, 20 and 21)
29.	Less: Availability Reserves
30.	Less: Commitment Reserves
31.	Net Borrowing Base Factors (line 28 minus lines 29 and 30)[1]
32.	Less: Revolving Credit Loans outstanding
33.	Availability (line 31 minus line 32)
[1] Line 31 shall not exceed the Revolving Credit Commitment less the Commitment Reserves.

BORROWER:

DAKOTA DRY BEAN INC.

By: _______________________________
Name:
Title:

[Signature Page to Borrowing Base Report]

EXHIBIT E
Compliance Certificate

COMPLIANCE CERTIFICATE
Pursuant to (a) that certain First Amended and Restated Credit Agreement (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”), dated May 7, 2024, among Dakota Dry Bean Inc., a North Dakota corporation (together with its successors and assigns, the “Borrower”), and First National Bank of Omaha, a national banking association (together with its successors and assigns, the “Lender”), and (b) that certain First Amended and Restated Guaranty Agreement (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Guaranty”), dated May 7, 2024, by Benson Hill Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Guarantor”), in favor of Lender, Borrower and Guarantor certify to Lender that the information set forth below and supporting documentation attached hereto are accurate and complete (capitalized terms not defined herein shall have the meanings given to such terms in the Credit Agreement or Guaranty, as applicable):
1.As of the date hereof, all representations, warranties and covenants of the undersigned contained in the Credit Agreement and Guaranty were true in all respects as of the date thereof and (except to the extent such representations, warranties and covenants speak as of an earlier date) are true in all respects as of the date hereof.
Compliant: Yes / No
2.As of the date hereof, no Event of Default or Unmatured Event of Default has occurred or exists.
Compliant: Yes / No
3.As of ______________, Borrower maintained Working Capital equal to or more than $1,100,000.
Actual:     Compliant: Yes / No
4.As of ________________, Borrower maintained Net Worth equal to or more than $11,000,000.
Actual:     Compliant: Yes / No
5.As of ________________, Borrower did not permit the Unfinanced Capital Expenditures of Borrower to exceed $2,000,000 during the most recently completed fiscal year of Borrower.
Actual:             Compliant: Yes     / No

6.As of __________________, Borrower maintained a Funded Debt to EBITDA Ratio equal to or less than (a) 4.40x from the Closing Date through December 31, 2024, (b) 4.15x from January 1, 2025 through December 31, 2025, (c) 3.90x from January 1, 2026 through December 31, 2026, and (d) 3.65x on and after January 1, 2027, measured as of each June 30 and December 31, commencing on December 31, 2024.
Actual:     Compliant: Yes / No
7.As of ___________________, Borrower maintained a Fixed Charge Coverage Ratio equal to or more than 1.15x.
Actual:     Compliant: Yes / No
8.As of ___________________, Guarantor maintained cash or cash equivalents on its balance sheet equal to or more than (a) $7,000,000 from the Closing Date through December 30, 2025, and (b) on and after December 31, 2025, an amount equal to fifty percent (50%) of the outstanding principal balance under the Term Loan as of each December 31, as adjusted on each December 31.
Actual:     Compliant: Yes / No

[Signature Page Follows]

Dated: __________________________________

BORROWER:

DAKOTA DRY BEAN INC.

By: _______________________________
Name:
Title:

GUARANTOR:

BENSON HILL HOLDINGS, INC.

By: _______________________________
Name:
Title:

[Signature Page to Compliance Certificate]

SCHEDULES

[**]

FIRST AMENDED AND RESTATED GUARANTY AGREEMENT
This FIRST AMENDED AND RESTATED Guaranty Agreement (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Guaranty”), dated May 7, 2024, is entered into by BENSON HILL HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, the “Guarantor”), in favor of FIRST NATIONAL BANK OF OMAHA, a national banking association (together with its successors and assigns, the “Lender”).
RECITALS
WHEREAS, Dakota Dry Bean Inc., a North Dakota corporation (together with its successors and assigns, the “Borrower”), and Lender have entered into that certain First Amended and Restated Credit Agreement dated of even date herewith (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”), pursuant to which Lender, subject to the terms and conditions contained therein, has agreed to make and maintain loans to Borrower;
WHEREAS, this Guaranty is an amendment and restatement of that certain Guaranty Agreement dated April 11, 2019 by Guarantor in favor of Lender (the “Original Guaranty”);
WHEREAS, Guarantor has an indirect ownership interest in Borrower and will derive substantial economic benefits from the loans made and maintained by Lender to Borrower under the Credit Agreement; and
WHEREAS, it is a condition precedent to Lender making and maintaining the loans to Borrower under the Credit Agreement that Guarantor execute and deliver to Lender a guaranty agreement in substantially the form hereof, and Guarantor desires to satisfy such condition precedent.
NOW, THEREFORE, for and in consideration of the premises set forth above, which are incorporated into the Guaranty by this reference, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, Guarantor agrees as follows:
AGREEMENT
SECTION 1.    Definitions, Cross-References, Etc. Capitalized terms used herein (including within the preamble and recitals hereof) shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires or unless otherwise defined herein. References in this Guaranty, the Credit Agreement and any other Loan Document to the “Guaranty Agreement” shall include this Guaranty, including all amendments, restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative. References in this Guaranty to any Section, unless otherwise specified, are references to such Section of this Guaranty, and references in any Section to any clause, unless otherwise specified, are references to such clause of such Section of this Guaranty. Unless the context otherwise indicates, words expressed in the singular shall include the plural and vice versa and the use of the neuter, masculine or feminine gender is for convenience only and shall be deemed to mean and include the neuter, masculine or feminine gender, as appropriate.
SECTION 2.    The Guaranty. The guaranty of Guarantor hereunder is as set forth in this Section 2.
SECTION 2.1.    Guaranty of Obligations of the Borrower. Guarantor hereby, jointly and severally with any other guarantor of the Guaranteed Obligations (as hereinafter defined), fully and unconditionally guarantees, up to and limited to not more than the Guaranteed Amount as set forth in Section 2.2, to Lender and its successors, endorsees, transferees and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and the full and prompt performance of (a) the Obligations including, without limitation, (i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Borrower) on the Loans under the Credit Agreement and (ii) all other amounts payable and all obligations to be performed by Borrower under the Credit Agreement or any other Loan Document and (b) any amendments, modifications, restatements, substitutions, replacements, renewals, extensions or refinancings of any of the foregoing (subject to the Guaranteed Amount, collectively, the “Guaranteed Obligations”). Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:
(a)    changes in the ownership of Guarantor or Borrower;
(b)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which (i) Guarantor is or may become a party or (ii) Borrower is or may become a party;
(c)    the absence of any action to enforce the Credit Agreement or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions of the Credit Agreement or any other Loan Document;
(d)    the existence, value or condition of, or failure to perfect any Lien against, any security for the Guaranteed Obligations or any action, or the absence of any action, by Lender in respect of such Lien or security (including, without limitation, the release of any such Lien or security); or
(e)    any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than the defense of payment in full;
it being agreed by Guarantor that, except as provided herein, Guarantor’s obligations under this Guaranty shall not be discharged until the payment and performance, in full, of the Guaranteed Obligations. Guarantor shall be jointly and severally liable with respect to the Guaranteed Obligations

(with any other guarantor of the Guaranteed Obligations), up to and limited to not more than the Guaranteed Amount, and shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Guarantor expressly waives all rights it may now or in the future have under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to proceed in respect of the Guaranteed Obligations against Borrower or any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, Guarantor. Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of Lender to commence an action in respect of the Guaranteed Obligations against Borrower, Guarantor or any other party or any security for the payment and performance of the Guaranteed Obligations. The foregoing waivers are the essence of the transaction contemplated by the Credit Agreement and other Loan Documents and, but for this Guaranty and such waivers, Lender would decline to make the Loans to Borrower under the Credit Agreement.
SECTION 2.2.    Limitation on Guaranteed Obligations; Guaranteed Amount. Notwithstanding the aggregate amount of the Obligations which may from time to time be outstanding or any provision in this Guaranty to the contrary, the Guaranteed Obligations of Guarantor under this Guaranty shall be limited to not more than $8,000,000 (the “Guaranteed Amount”).
SECTION 2.3.    Demand by Lender. In addition to the terms of the guaranty set forth in Section 2.1, and in no manner imposing any limitation on such terms, if the then outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (together with all accrued interest thereon) is declared to be immediately due and payable (or automatically becomes immediately due and payable as provided in the Credit Agreement), then, Guarantor shall, upon demand by Lender, pay to Lender the entire outstanding Guaranteed Obligations due and owing to Lender, up to the then-applicable Guaranteed Amount. Payment by Guarantor shall be made to Lender, to be credited and applied upon the Guaranteed Obligations, in immediately available federal funds to an account designated by Lender, at the address set forth herein for the giving of notice to Lender or at any other address that may be specified in writing from time to time by Lender.
SECTION 2.4.    Enforcement of Guaranty. In no event shall Lender have any obligation (although it shall be entitled, at its option) to proceed against Borrower or any other Person or any real or personal property pledged to secure or otherwise serving as security for the Guaranteed Obligations before proceeding against Guarantor, and Lender may proceed, prior or subsequent to, or simultaneously with, the enforcement of Lender’s rights hereunder, to exercise any right or remedy which it may have against Borrower or any other Person or any property, real or personal, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.
SECTION 2.5.    Waivers. In addition to the waivers contained in Section 2.1, Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time thereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Lender of, this Guaranty. Except for the demand required by Lender under Section 2.3 of this Guaranty, Guarantor further hereby waives diligence, presentment and demand (whether for non-payment or protest) or notice of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of material adverse change in Borrower’s financial condition or any other fact which might materially increase the risk to Guarantor with respect to any of the Guaranteed Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against Lender or Borrower now existing or which may arise in the future.
SECTION 2.6.    Benefits of Guaranty. The provisions of this Guaranty are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower and Lender, the obligations of Borrower under the Credit Agreement or other Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by Lender to any Person or Persons as permitted under the Credit Agreement, any reference to “Lender” herein shall be deemed to refer equally to such Person or Persons.
SECTION 2.7.    Modification of Loans, Etc. If Lender shall at any time or from time to time, with or without the consent of, or notice to, Guarantor:
(a)    change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;
(b)    take any action under or in respect of the Credit Agreement or other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;
(c)    amend or modify, in any manner whatsoever, the Credit Agreement or other Loan Documents;
(d)    extend or waive the time for any of Guarantor’s, Borrower’s or other Person’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Credit Agreement or other Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
(e)    take and hold security or collateral for the payment of the Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Lender has been granted a Lien, to secure any indebtedness or other obligations of Borrower, Guarantor or any other guarantor of the Guaranteed Obligations to Lender;

(f)    release anyone who may be liable in any manner for the payment of any amounts owed by Borrower, Guarantor or any other guarantor of the Guaranteed Obligations to Lender;
(g)    modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of Borrower, Guarantor or any other guarantor of the Guaranteed Obligations are subordinated to the claims of Lender; or
(h)    apply any sums by whomever paid or however realized to any amounts owing by Borrower, Guarantor or any other guarantor of the Guaranteed Obligations to Lender in such manner Lender shall determine in its discretion, subject to the terms of the Credit Agreement and Loan Documents;
then Lender shall not incur any liability to Guarantor as a result thereof, and no such action shall impair or release the obligations of Guarantor under this Guaranty.
SECTION 2.8.    Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against Guarantor or Borrower for liquidation or reorganization, in the event Guarantor or Borrower becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver or trustee is appointed for all or any significant part of Guarantor’s or Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Lender, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment of the Guaranteed Obligations, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations or the part thereof so rescinded shall be reinstated, and the Guaranteed Obligations shall be deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
SECTION 2.9.    Waiver of Subrogation. Until the Guaranteed Obligations are paid in full, Guarantor hereby expressly waives any rights which it may acquire by way of subrogation, reimbursement, contribution or setoff under this Guaranty, by virtue of any payment made hereunder or the realization by any holder of the Guaranteed Obligations on any collateral granted by Guarantor as security therefor, or otherwise. Until the Guaranteed Obligations are paid in full, Guarantor hereby expressly waives any claim, right or remedy which Guarantor may now have or hereafter acquire against Borrower that arises hereunder, from the performance by Guarantor hereunder, or from the realization by any holder of the Guaranteed Obligations on any collateral granted by Guarantor as security therefor, including, without limitation, any claim, right or remedy of Lender against Borrower or any security which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under color of law or otherwise. If any amount shall be paid to Guarantor on account of such subrogation, reimbursement, contribution or setoff rights, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by Lender as collateral security for any Guaranteed Obligations thereafter existing. The preceding waiver is intended by Guarantor and Lender to be for the benefit of Borrower and any of its successors or assigns as an absolute defense to any action by Guarantor against Borrower or its assets that arises out of Guarantor’s performance under this Guaranty.
SECTION 2.10.    Election of Remedies, Etc. Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against Borrower shall not impair Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law, the Credit Agreement or the other Loan Documents, Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the obligations guaranteed under this Guaranty, up to the then-applicable Guaranteed Amount, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.
SECTION 2.11.    Continuing Guaranty. Except as otherwise provided herein, Guarantor agrees that this Guaranty is a continuing guaranty and shall remain in full force and effect until the payment and performance in full of the Guaranteed Obligations.
SECTION 3.    Deliveries. In a form reasonably satisfactory to Lender, Guarantor shall deliver to Lender, concurrently with the execution of this Guaranty and the Credit Agreement, such of the Loan Documents and other agreements, instruments, certificates and documents as are required to be delivered by Guarantor to Lender under the Credit Agreement.
SECTION 4.    Representations and Warranties. To induce Lender to make the Loans to Borrower under the Credit Agreement, Guarantor makes the following representations and warranties to Lender, each and all of which shall survive the execution and delivery of this Guaranty.
SECTION 4.1.    Power; Enforceability. The authorization, execution, delivery and performance by Guarantor of this Guaranty and any other Loan Documents to which it is a party are within Guarantor’s corporate powers. This Guaranty has been duly authorized, executed and delivered by Guarantor, and constitutes, and each other Loan Document to which Guarantor is a party, when authorized, executed and delivered by Guarantor, will constitute, valid and binding obligations of Guarantor, enforceable against it in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.
SECTION 4.2.    Governmental Approvals; No Conflicts. The execution, delivery and performance by Guarantor of this Guaranty and any other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any governmental body, agency, authority or any other Person, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable governmental laws, regulations or rules, (c) will not violate any organizational document or agreement of Guarantor, (d) will not violate or result in a default under any indenture, agreement or other instrument binding on Guarantor or any of its assets or give rise to a right thereunder to require any payment to be made by Guarantor and (e) will not result in the creation or imposition of any Lien on any asset of Guarantor, except Liens (if any) created under the Credit Agreement or other Loan Documents.
SECTION 4.3.    Financial Statements. Guarantor has furnished to Lender certain financial statements and information which fairly presents in all material respects its financial position as of such date in accordance with GAAP or in a manner acceptable to the Internal Revenue Service and on an accrual basis. Since the date of such financial statements and information, there have been no material changes with respect to Guarantor.
SECTION 4.4.    Litigation and Environmental Matters. No litigation, investigation or proceeding of or before any arbitrators or governmental body, agency, authority or any other Person is pending against or, to the knowledge of Guarantor, threatened against or affecting Guarantor which in any manner draws into question the validity or enforceability of this Guaranty, the Credit Agreement or any other Loan Document. Guarantor has not (a) failed to comply with any environmental law or to obtain, maintain or comply with any permit, license or other approval required under any environmental law, in either case, the failure of which could cause Guarantor to become subject to any environmental liability, (b) become subject to any environmental liability, (c) received notice of any claim with respect to any environmental liability or (d) become aware of any basis for any environmental liability.
SECTION 4.5.    Compliance with Laws and Agreements. Guarantor is in compliance with (a) all applicable governmental laws, regulations and rules, (b) its organizational documents and agreements and (c) all indentures, agreements or other instruments binding upon Guarantor and its properties.
SECTION 4.6.    Taxes. Guarantor and each other Person for whose taxes Guarantor could become liable have timely filed or caused to be filed all federal and state income tax returns and all other tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against them or their property and all other taxes, fees or other charges imposed on them or any of their property by any governmental body, agency, authority or any other Person, except where the same are currently being contested in good faith by appropriate proceedings and for which Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. The charges, accruals and reserves on the books of Guarantor in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
SECTION 4.7.    Ownership of Property. Guarantor has good title to, or valid leasehold interests in, all of its real and personal property to the extent Guarantor has indicated to Lender that Guarantor owns or leases the same.
SECTION 4.8.    Disclosure. Neither the financial statements, certificates nor other information furnished by or on behalf of Guarantor to Lender in connection with the negotiation of this Guaranty, the Credit Agreement or any other Loan Document or delivered hereunder or thereunder

(as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
SECTION 4.9.    Solvency. Guarantor is solvent and the execution of this Guaranty does not make Guarantor insolvent. Moreover, Guarantor represents and warrants to Lender that its execution, delivery and performance of this Guaranty, and of any documents securing its obligations under this Guaranty: (a) is not done with actual intent to hinder, delay or defraud its creditors or any entity to which Guarantor is indebted as of the date hereof; (b) is not done at a time when the sum of its assets at fair valuation is less than the sum of its liabilities, including, without limitation, all contingent obligations valued at their full face value; (c) is not done at a time when Guarantor intends or believes or reasonably should believe that it will incur debts beyond its ability to pay such debts as they mature or become due; and (d) based upon Guarantor's historical needs and future projections, is not done at a time when Guarantor is engaged in business or a transaction, for which its remaining assets (or any property remaining with Guarantor) are unreasonably small (or constitute unreasonably small capital) in relation to such business or transaction.
SECTION 4.10.    Covenants. To induce Lender to make the Loans to Borrower under the Credit Agreement, Guarantor agrees:
(a)    Compliance with Laws, Etc. Guarantor will comply with all governmental laws, regulations and rules applicable to it and its properties.
(b)    Payment of Obligations. Guarantor will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
(c)    Information. Guarantor will provide to Lender any financial statements, tax returns or other information with respect to Guarantor, as Lender may reasonably request, including, but not limited to, the financial statements, tax returns and other information required by the Credit Agreement. In addition, Guarantor will complete, execute and deliver to Lender the Compliance Certificate required by Section 5.1(e) of the Credit Agreement.
(d)    Keepwell. Guarantor will comply with Section 8.22 of the Credit Agreement.
SECTION 4.10.    Financial Covenant. To induce Lender to make and maintain the Loans to Borrower under the Credit Agreement, Guarantor shall maintain cash or cash equivalents on its balance sheet equal to or more than (a) $7,000,000 from the Closing Date through December 30, 2025 and (b) on and after December 31, 2025, an amount equal to fifty percent (50%) of the outstanding principal balance under the Term Loan as of each December 31, as adjusted on each December 31. The covenant set forth in this Section 4.11 shall be measured as of the last day of each month, as reflected and computed from the financial statements of Guarantor. As used in this Section 4.11, the term “Guarantor” shall include subsidiaries and affiliates, including Borrower, consolidated or combined for financial reporting purposes.
SECTION 5.    Further Assurances. Guarantor agrees, upon the written request of Lender, to execute and deliver to Lender, from time to time, any additional agreements, instruments or documents considered reasonably necessary by Lender to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.
SECTION 6.    Payments Free and Clear of Taxes. Any and all payments required to be made by Guarantor hereunder shall be made free and clear of, and without deduction for, any and all present and future taxes (other than income and franchise taxes imposed on the net income of Lender). Guarantor indemnifies Lender for the full amount of such taxes (including, without limitation, any such taxes imposed by any jurisdiction on amounts payable under this Section 6) paid by Lender (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted. Payment under this Section 6 shall be made within fifteen (15) days from the date Lender makes written demand therefor.
SECTION 7.    Miscellaneous.
SECTION 7.1.    Entire Agreement; Amendments. This Guaranty, together with the Credit Agreement and other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Guaranty may not be amended except by a writing signed by Guarantor and Lender.
SECTION 7.2.    Notices. All notices hereunder shall be in writing and shall be sufficiently given to (a) Lender if addressed or delivered to it at the address specified in the Credit Agreement and (b) Guarantor if addressed or delivered to it at the address specified on the signature page of this Guaranty, or at such other address as any party may designate to any other party by written notice. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail (registered or certified, return receipt requested), postage prepaid, if mailed; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
SECTION 7.3.    Expenses. Guarantor agrees to pay all reasonable out-of-pocket expenses of Lender for the negotiation, preparation, execution and delivery of this Guaranty, to the extent such expenses are not satisfied at the First Closing, and, thereafter, for any amendments, waivers, consents, supplements, terminations, releases or other modifications to this Guaranty as may from time to time be required (including the reasonable fees and expenses of counsel for Lender), and to pay all reasonable expenses of Lender (including reasonable fees and expenses of counsel to Lender) incurred in connection with the preparation and review of the form of any subsequent instrument relevant to this Guaranty. Guarantor also agrees to pay and hold Lender harmless from any stamp, documentary, intangibles, transfer or similar taxes or charges, and all recording or filing fees and to reimburse Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorney’s fees and expenses) incurred by Lender in enforcing this Guaranty.
SECTION 7.4.    Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any jurisdiction.
SECTION 7.5.    Headings. The various headings of this Guaranty are inserted for convenience only and shall not affect the meaning or interpretation of this Guaranty.
SECTION 7.6.    Effect of Restatement. This Guaranty amends, restates and replaces in its entirety the Original Guaranty. Except as modified pursuant hereto, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.
SECTION 7.7.    Governing Law; Consent to Jurisdiction.
(a)    THIS GUARANTY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA. THIS GUARANTY, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES THERETO WITH RESPECT TO THE SUBJECT MATTER THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
(b)    GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEBRASKA STATE OR FEDERAL COURT SITTING IN OMAHA, DOUGLAS COUNTY, NEBRASKA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEBRASKA STATE OR FEDERAL COURT. GUARANTOR AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING BROUGHT BY IT AGAINST LENDER. GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
SECTION 7.8.    Waiver of Jury Trial, Etc. GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, LENDER, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTY, THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF LENDER, GUARANTOR OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 7.9.    Limitation of Liability. EXCEPT FOR LIABILITIES THAT ARISE IN CONNECTION WITH LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, LENDER SHALL HAVE NO LIABILITY WITH RESPECT TO, AND GUARANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY GUARANTOR IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY, THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH.
SECTION 7.10.    Non-Waiver. The failure of Lender to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against Lender, nor excuse Guarantor from its obligations hereunder. Any waiver of any such right or remedy by Lender must be in writing and signed by Lender, as provided in the Credit Agreement.
SECTION 7.11.    Termination. Except as otherwise provided herein, this Guaranty shall terminate and be of no further force or effect on the date when the Guaranteed Obligations have been indefeasibly paid in full and the Credit Agreement and other Loan Documents have been terminated.
SECTION 7.12.    Counterparts, Effectiveness, Etc. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same Guaranty.
[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the day and year first above written.

Address for notices to Guarantor:	GUARANTOR:

Benson Hill Holdings, Inc.	BENSON HILL HOLDINGS, INC.
[**]

By: /s/ Susan Keefe
Name: Susan Keefe
Title: Chief Financial Office

LENDER:

FIRST NATIONAL BANK OF OMAHA

By: /s/ Kenneth Feaster
Name: Kenneth Feaster
Title: Vice Presiden

[Signature Page to First Amended and Restated Guaranty Agreement]